Exhibit 2.5

STOCK PURCHASE AGREEMENT
by and among
SIMONS PETROLEUM, INC.,
SPI PETROLEUM LLC,
THE THOMAS F. ARNDT TRUST, UNDER TRUST AGREEMENT ORIGINALLY DATED
AS OF JUNE 1, 2005
and
THOMAS F. ARNDT
Dated as of September 18, 2006

i

Page
6.10 Governing Law; Jurisdiction; Venue	53
6.11 Implied References to Parent	53
6.12 Schedules	53
6.13 Waiver of Jury Trial	53
6.14 Business Days	54

EXHIBITS AND SCHEDULES

Exhibits:
Exhibit A-1	December 2005 Balance Sheet of the Company
Exhibit A-2	December 2005 Balance Sheet of CSOC
Exhibit B	Escrow Agreement
Exhibit C-1	Form of Option Agreement – Thomas F. Arndt
Exhibit C-2	Form of Option Agreement – Tim Genrich
Exhibit C-3	Form of Option Agreement – Rod Burgett
Exhibit C-4	Form of Option Agreement – Chris Lindblom
Exhibit D	Form of LLC Agreement
Exhibit E	Arndt Employment Agreement
Exhibit F	Form of Bonus Agreement
Exhibit G	Form of Lease Termination Agreement
Exhibit H	Reserved
Exhibit I-1	Lease of 5301 East Commerce Avenue, Flagstaff, Arizona
Exhibit I-2	Lease of 100 East 10th Street, Yuma, Arizona
Exhibit I-3	Lease of 517 South 17th Avenue, Phoenix, Arizona
Exhibit J-1	SPI Guaranty of Lease of 5301 East Commerce Avenue
Exhibit J-2	SPI Guaranty of Lease of 100 East 10th Street
Exhibit J-3	SPI Guaranty of Lease of 517 South 17th Avenue
Exhibit K-1	Sovereign Lease of 2810 North 31st Avenue, Phoenix, Arizona
Exhibit K-2	Sovereign Lease of 901 & 941 South Park Avenue, Tucson, Arizona
Exhibit K-3	Sovereign Lease of 2640 North 31st Avenue, Phoenix, Arizona
Exhibit K-4	Sovereign Lease of 10925 Marconi Way, El Paso, Texas
Exhibit K-5	Sovereign Lease of 800 Candelaria Road NE, Albuquerque, New Mexico
Exhibit K-6	Sovereign Lease of 4581 Eaker Street, North Las Vegas, Nevada
Exhibit K-7	Sovereign Lease of 9052 Yosemite Street, Henderson, Colorado
Exhibit L-1	SPI Guaranty of Sovereign Lease of 2810 North 31st Avenue, Phoenix, Arizona
Exhibit L-2	SPI Guaranty of Sovereign Lease of 901 & 941 South Park Avenue, Tucson, Arizona
Exhibit L-3	SPI Guaranty of Sovereign Lease of 2640 North 31st Avenue, Phoenix, Arizona
Exhibit L-4	SPI Guaranty of Sovereign Lease of 10925 Marconi Way, El Paso, Texas
Exhibit L-5	SPI Guaranty of Sovereign Lease of 800 Candelaria Road NE, Albuquerque, New Mexico
Exhibit L-6	SPI Guaranty of Sovereign Lease of 4581 Eaker Street, North Las Vegas, Nevada
Exhibit L-7	SPI Guaranty of Sovereign Lease of 9052 Yosemite Street, Henderson, Colorado
Exhibit L-8	Canyon State Oil Company, Inc. Guaranty of Sovereign Lease of 9052 Yosemite Street, Henderson, Colorado
Exhibit M	Special Warranty Deed for 2640 North 31st Avenue, Phoenix, Arizona
Exhibit N	Assignment and Assumption of Leasehold Interest
Exhibit O-1	Lease of 2810 North 31st Avenue, Phoenix, Arizona

Exhibits:
Exhibit O-2	Lease of 901 & 941 South Park Avenue, Tucson, Arizona
Exhibit O-3	Lease of 2640 North 31st Avenue, Phoenix, Arizona
Exhibit O-4	Lease of 10925 Marconi Way, El Paso, Texas
Exhibit O-5	Lease of 800 Candelaria Road NE, Albuquerque, New Mexico
Exhibit O-6	Lease of 4581 Eaker Street, North Las Vegas, Nevada
Exhibit P-1	SPI Guaranty of Lease of 2810 North 31st Avenue, Phoenix, Arizona
Exhibit P-2	SPI Guaranty of Lease of 901 & 941 South Park Avenue, Tucson, Arizona
Exhibit P-3	SPI Guaranty of Lease of 2640 North 31st Avenue, Phoenix, Arizona
Exhibit P-4	SPI Guaranty of Lease of 10925 Marconi Way, El Paso, Texas
Exhibit P-5	SPI Guaranty of Lease of 800 Candelaria Road NE, Albuquerque, NM
Exhibit P-6	SPI Guaranty of Lease of 4581 Eaker Street, North Las Vegas, Nevada

Schedules
Schedule 1.1	Calculation of Estimated Adjustment Amount
Schedule 1.2	Master Disclosure Index
Schedule 2.2(b)(xiv)	Required Lien Releases and Contract Terminations
Schedule 2.2(b)(xviii)	Required Governmental Approvals
Schedule 2.3(b)	Closing Statement (To Be Later Prepared and Attached)
Schedule 3.1
Schedule 3.2
Schedule 3.3(b)
Schedule 3.4
Schedule 3.5
Schedule 3.6
Schedule 3.7
Schedule 3.8
Schedule 3.9
Schedule 3.10
Schedule 3.11
Schedule 3.12
Schedule 3.13
Schedule 3.14
Schedule 3.15
Schedule 3.16
Schedule 3.17(a)
Schedule 3.17(b)
Schedule 3.17(c)
Schedule 3.17(d)
Schedule 3.18
Schedule 3.19
Schedule 3.20
Schedule 3.21
Schedule 3.22
Schedule 4.1

v

Schedules
Schedule 4.2
Schedule 4.3(b)
Schedule 4.4
Schedule 4.5
Schedule 4.6
Schedule 4.7

STOCK PURCHASE AGREEMENT
          This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into, as of September 18, 2006, by and among Simons Petroleum, Inc., a Texas corporation (“Buyer”), SPI Petroleum LLC, a Delaware limited liability company (“Parent”), The Thomas F. Arndt Trust, Under Trust Agreement Originally Dated as of June 1, 2005 (“Seller”), and Thomas F. Arndt, a single man dealing with his sole and separate property who is the sole beneficiary and sole trustee of Seller (“Arndt”).
          WHEREAS, Seller owns all of the issued and outstanding Capital Stock (the “Shares”) of Canyon State Oil Company, Inc., an Arizona corporation (the “Company”), and Arndt owns fifty percent (50%) of the issued and outstanding Capital Stock (the “Membership Interests”) of Canyon State Oil Company of Colorado, LLC, a Delaware limited liability company (“CSOC”);
          WHEREAS, Parent owns all of the issued and outstanding Capital Stock of Global Petroleum, Inc., a Delaware corporation (the “Sub-Parent”), and Sub-Parent owns all of the issued and outstanding Capital Stock of Buyer;
          WHEREAS, on the terms set forth in this Agreement, Buyer desires to purchase from Seller and Arndt, and Seller and Arndt desire to sell to Buyer, all of the Shares and all of the Membership Interests;
          NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the parties hereto hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     1.1 Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:
          “Adjustment Amount” means:
            (a) if the Net Liquidity Adjustment is positive and the Net Equity Adjustment is negative, or vice-a-verse, then the Adjustment Amount will be the net amount of the two adjustments (positive or negative, as the case may be);
            (b) if both the Net Liquidity Adjustment and the Net Equity Adjustment are positive, then the Adjustment Amount will be a positive adjustment equal to the more positive of the two adjustments; and
            (c) if both the Net Liquidity Adjustment and the Net Equity Adjustment are negative, then the Adjustment Amount will be a negative adjustment equal to the more negative of the two adjustments.

Except as otherwise set forth on Schedule 1.1, the Adjustment Amount shall be determined using the same categories of adjustments, and the same approach, methodologies, policies, practices and procedures, as were employed in determining the Estimated Adjustment Amount. For purposes of determining the Adjustment Amount, the parties have agreed that the same shall be determined without taking into account any of the following real property dispositions contemplated hereby or by the terms and conditions of the Sovereign Investment Transactions (or, in the event that one or more of such dispositions theretofore shall have occurred, by making appropriate adjustments to offset the effect of such real property dispositions): (a) the disposition by CSOC to Sovereign or any other Person of the 9052 Yosemite Street, Henderson, Colorado real property and facilities; (b) the disposition by the Company to Sovereign, Seller or any other Person of the 2640 North 31st Avenue, Phoenix, Arizona real property and facilities; and (c) the disposition by the Company to Seller or any other Person of all of its rights, title and interests in, to and under that certain lease, having an effective date of July 1, 1985, by and between the City of El Paso, Texas, as lessor, and Jay F. Stewart and Mike R. Stewart, dba Stewart Enterprises, as lessee, and in and to the leasehold estate in certain land located within the El Paso, Texas Butterfield Tract Industrial Park created thereby, and all of its rights, title and interests in and to any and all improvements and fixtures situated on or under such land (hereinafter, collectively referred to as the “Stewart Oil (El Paso) Warehouse Facilities” (including, without limitation, any disposition of the Stewart Oil (El Paso) Warehouse Facilities pursuant to the terms and conditions of that certain Texas Association of Realtors Improved Property Commercial Contract, having an effective date of August 17, 2006, by and between the Company, as “seller”, and Santa Barbara Realty Trust, as “buyer” (the “El Paso Real Estate Contract”)) . For purposes of determining the Adjustment Amount, the parties have agreed that the same also shall take into account any Post-Determination Act (as hereinafter defined) that has occurred.
          “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession by any Person, directly or indirectly, of the power to direct the management and policies of any other Person whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, and solely for the purposes of Section 5.10, “Seller” shall be deemed to be an “Affiliate” of Arndt.
          “Affiliated Group” means any affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company is or has been a member.
          “Audited 2005 Financial Statements” means the Audited Balance Sheet and the related statement of income and retained earnings and statement of cash flows of the Company for the fiscal year ended June 30, 2005.
          “Audited Balance Sheet” means the audited balance sheet of the Company as of June 30, 2005.
          “Bonuses” means the amounts payable pursuant to the Bonus Agreements.
          “Buyer Parties” means Buyer and Parent.

          “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation and any and all ownership interests in any other Person, including membership interests, partnership interests, joint venture interests and beneficial interests, and any and all warrants, options or rights to purchase any of the foregoing.
          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.
          “Closing Cash Payment” means $30,500,000.00.
          “Closing Consideration” means an amount equal to the sum of the Closing Cash Payment and the Adjustment Amount (it being understood that the Adjustment Amount could be a positive or negative number).
          “Code” means the Internal Revenue Code of 1986, as amended from time to time but, for purposes of Article III of this Agreement, only as amended as of the date hereof.
          “CSOC December 2005 Balance Sheet” means the internally-prepared, unaudited balance sheet of CSOC as of December 31, 2005, attached hereto as Exhibit A-2.
          “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, services or research or development of the Company or CSOC or their respective suppliers, distributors, customers, independent contractors or other business relations. Confidential Information shall not include any information that is or becomes generally known to and available for use by the public other than as a result of Arndt’s acts or omissions committed or failed to be performed from and after the date hereof, or which was known to Arndt or Seller prior to the date when Arndt first commenced employment with the Company or any of its Affiliates.
          “December 2005 Balance Sheet” means the internally-prepared, unaudited balance sheet of the Company as of December 31, 2005, attached hereto as Exhibit A-1.
          “Default Rate” means eighteen percent (18%) per annum.
          “Due Diligence Materials” means the due diligence materials and other information previously furnished to Buyer or Parent by or on behalf of Seller or Arndt that are disclosed in the list attached hereto as Schedule 1.2.
          “Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety, exposure to hazardous substances or materials, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control or cleanup of, or exposure to, any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, radiation or radon, each as now or heretofore in effect.
     “Equity Consideration” means Seller’s right to acquire the Parent Equity Units in accordance with Section 2.2(b)(viii).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended as of the date hereof.
     “Escrow Agent” means J.P. Morgan Trust Company, National Association, a national banking association.
     “Escrow Agreement” means the escrow agreement attached hereto as Exhibit B.
     “Escrow Amount” means $4,387,500.
     “Estimated Adjustment Amount” means the estimated Adjustment Amount figure shown on Schedule 1.1, which has been agreed upon by the parties hereto and calculated by them as if the Closing had taken place on July 1, 2006. The parties acknowledge that the Estimated Adjustment Amount has been collectively calculated by Parent, Buyer, Seller and Arndt in accordance with, and utilizing the adjustment categories, approach, methodologies, policies, practices and procedures reflected in, Schedule 1.1. The parties further stipulate and agree that in connection with determining the Estimated Adjustment Amount, they intentionally did not take into account any of the following real property dispositions contemplated hereby or by the terms and conditions of the Sovereign Investment Transactions (or, in the event that one or more of such dispositions theretofore shall have occurred, by having made appropriate adjustments to offset the effect of such real property dispositions): (a) the disposition by CSOC to Sovereign or any other Person of the 9052 Yosemite Street, Henderson, Colorado real property and facilities; (b) the disposition by the Company to Sovereign, Seller or any other Person of the 2640 North 31st Avenue, Phoenix, Arizona real property and facilities; and (c) the disposition by the Company to Seller or any other Person of all of its rights, title and interests in and to the Stewart Oil (El Paso) Warehouse Facilities.
     “Estimated Closing Consideration” means an amount equal to the sum of the Closing Cash Payment and the Estimated Adjustment Amount (it being understood that the Estimated Adjustment Amount could be a positive or negative number).
     “Firm” means the Phoenix, Arizona office of either Clifton Gunderson LLP or McGladrey & Pullen, LLP, provided such entity is not then providing auditing, consulting, accounting or other services for Arndt, Seller, Parent, Sub-Parent, Buyer or any of their respective Affiliates or Subsidiaries; provided, however, that if both Clifton Gunderson LLP and McGladrey & Pullen, LLP then are or theretofore have been providing auditing, consulting, accounting or other services for Arndt, Seller, Sub-Parent, Parent, Buyer or any of their respective Affiliates or Subsidiaries, or if neither of such entities is willing to act as the “Firm”, then any other reputable national or regional accounting firm having an office in Phoenix, Arizona and reasonably acceptable to both Parent and Arndt.
     “Fundamental Representations” means the representations and warranties contained in Section 3.1 (Corporate Organization), Section 3.2 (Capital Stock and Related Matters; Title to Shares; No Distributions), Section 3.3(a) (Authorization), Section 3.4 (Subsidiaries) and Section 3.18 (Brokerage and Transaction Bonuses).
     “GAAP” means United States generally accepted accounting principles, as in effect from time to time.
     “Intellectual Property Rights” means any and all intellectual proprietary rights and rights in confidential information of every kind and description anywhere in the world, including (i) patents and patent applications, (ii) internet domain names, (iii) trademarks, service marks, trade dress, trade names, logos, slogans and corporate names, all translations, adaptations, derivations and combinations of the foregoing, and all registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iv) copyrights (registered or unregistered) and copyrightable works, including any proprietary software, interfaces or report formats, and registrations and applications for registration thereof, and (v) trade secrets and other confidential information (including ideas, formulas, recipes, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, and research and development information), drawings, specifications, designs, plans, proposals, non-public data and databases, financial and marketing plans and customer and supplier lists and information).
     “Knowledge” means, when referring herein to the “knowledge” or “Knowledge” of any individual, or any similar phrase or qualification based on the knowledge, notice or awareness of or with respect to such individual, only such actual knowledge, on the date hereof, of such individual as would enable such individual to recognize, merely from reading any representation or warranty contained herein on such date, and without benefit of any inquiry or investigation or any obligation to undertake any inquiry or investigation, that such representation or warranty is materially untrue. An individual’s “Knowledge” does not include constructive, inquiry or investigative knowledge of such individual, or actual, constructive, inquiry or investigative knowledge of any relative, employee, agent or representative of such individual; it being expressly acknowledged and agreed that actual knowledge shall not be implied solely because of the existence of information that arguably might have been available to such individual but of which such individual had no actual knowledge. When used with respect to “Seller”, the term “Knowledge” means the “Knowledge” of any of Thomas F. Arndt, Tim Genrich, Rod Burgett, Chris Lindblom, Terry Cooney or Bruce Almon. When used with respect to any of “Parent” or “Buyer”, the term “Knowledge” means the “Knowledge” of any of Roger Simons, Michael McDonald, Perot Bissel, Ryan Secrist, Mary Beaman, William Ellstrom, George Fastuca or Doug Sterk.
     “Lien” means any lien, charge, security interest, pledge, mortgage or other monetary encumbrance against property of any kind.

     “LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Parent, of even date herewith, by and among Parent and its members in the form of Exhibit D attached hereto, as the same may be amended or modified from time to time in accordance with its terms.
     “Loss” means any actual loss, liability, demand, claim, action, cost, damage, penalty, Tax, fine or expense (including applicable interest and penalties, if any) incurred by a party which is proximately caused by and directly results from any breach, misperformance or non-performance of any representation or warranty of, or any covenant, agreement or other undertaking required to be paid, performed, observed or complied with by, any other party, together with, in any and all instances, all reasonable amounts paid in connection with the investigation, prosecution, defense, settlement and/or recovery of any of the foregoing (including, without limitation, reasonable attorneys’ fees and disbursements); provided, however, that in no event shall a “Loss” be construed to include or encompass any consequential, exemplary, indirect, punitive, treble or similar type of loss, liability, demand, claim, action, cost, damage, penalty, Tax, fine or expense (the foregoing not being intended to preclude “loss of value” from being considered an “actual Loss” when “loss of value” is a direct and proximate result (as opposed to an indirect and non-proximate result) of such breach, misperformance or non-performance). In those situations where it would be appropriate to consider “loss of value” as an “actual Loss”, “loss of value” shall be calculated using the same “multiplier of profits” or “multiplier of EBITDA” valuation methodology as was used in determining the Purchase Price; provided, however, that in no event shall any acceleration of, or declaration of the commission or existence of a default under, any loan to any of Arndt, Seller, Buyer, Sub-Parent, Parent or the Company made by any of their respective lenders, or the termination of any relationship with or the reduction in quantities of products purchased or services or supplies furnished to any of the Company, Buyer, Sub-Parent or Parent by any of their respective customers or suppliers, ever constitute an “actual Loss” unless such loan acceleration or declaration of the commission or existence of a loan default, termination of relationship with or reduction in quantities of products purchased or services or supplies furnished constitutes a material breach by Arndt or Seller, as of the date hereof, of the particular representation or warranty contained in Article III expressly relating to such loan, product quantity or customer or supplier relationship. For the avoidance of doubt, and as an example of the foregoing, were Seller subsequently determined to have overstated the Company’s annual net income by $X, and if it were subsequently determined that the Purchase Price paid by Buyer for the Shares had been based upon a multiple of “3” applied to such annual net income, then, all other things being equal, the actual Loss incurred by Buyer under such circumstances would not exceed the product of 3 and $X, together with all reasonable amounts paid in connection with the investigation, prosecution, defense, settlement and/or recovery of such amount (including, without limitation, reasonable attorneys’ fees and disbursements). In no event would any indirect consequences constitute an actual Loss. For the avoidance of doubt and as a further example of the foregoing, were Seller subsequently determined to have overstated the Company’s annual net income by $X, and if it were subsequently determined that because of such overstatement one or more of Buyer’s, Parent’s, Sub-Parent’s or the Company’s lenders elected to accelerate their loan(s), or because of such overstatement one or more of the customers of or suppliers to the Company, Buyer, Sub-Parent or Parent terminated their relationships or reduced the amount of products purchased or supplies furnished, then none of such matters would be taken into consideration in determining “actual Loss” because all of the same would constitute indirect consequences of such overstatement of net income.
     “Material” means any individual event, condition, circumstance or state of facts which results in, or reasonably would be expected to result in, a Loss in excess of $250,000.
     “Material Adverse Effect” means an effect which is both Material and adverse upon the business, financial condition, cash flow, operations or value of the Company and CSOC, taken as a whole.
     “Net Equity Adjustment” means the sum of (i) the result obtained by subtracting (A) the total shareholders’ equity of the Company, as shown on the December 2005 Balance Sheet, from (B) the total shareholders’ equity of the Company, as shown on the Closing Balance Sheet, plus (ii) the result obtained by subtracting (A) 50% of total members’ equity in CSOC, as shown on the CSOC December 2005 Balance Sheet, from (B) 50% of total members’ equity in CSOC, as shown on the Closing Balance Sheet. Notwithstanding the foregoing, the parties have agreed that the Net Equity Adjustment, for purposes of determining the Estimated Adustment Amount and the Adjustment Amount, shall be determined in accordance with, and utilizing the adjustment categories, approach, methodologies, policies, practices and procedures reflected in, Schedule 1.1. For purposes of calculating the Net Equity Adjustment, the parties have agreed that the same shall be determined without taking into account any of the following real property dispositions contemplated hereby or by the terms and conditions of the Sovereign Investment Transactions (or, in the event that one or more of such dispositions theretofore shall have occurred, by making appropriate adjustments to offset the effect of such real property dispositions): (a) the disposition by CSOC to Sovereign or any other Person of the 9052 Yosemite Street, Henderson, Colorado real property and facilities; (b) the disposition by the Company to Sovereign, Seller or any other Person of the 2640 North 31st Avenue, Phoenix, Arizona real property and facilities; and (c) the disposition by the Company to Seller or any other Person of all of its rights, title and interests in and to the Stewart Oil (El Paso) Warehouse Facilities.
     “Net Liquidity Adjustment” means the sum of (i) the result obtained by subtracting (A) the Net Liquidity Balance of the Company, as reflected in the December 2005 Balance Sheet, from (B) the Net Liquidity Balance of the Company, as reflected in the Closing Balance Sheet, plus (ii) the result obtained by subtracting (A) the Net Liquidity Balance of CSOC, as reflected in the CSOC December 2005 Balance Sheet, from (B) the Net Liquidity Balance of CSOC, as reflected in the Closing Balance Sheet. Notwithstanding the foregoing, the parties have agreed that the Net Liquidity Adjustment, for purposes of determining the Estimated Adustment Amount and the Adjustment Amount, shall be determined in accordance with, and utilizing the adjustment categories, approach, methodologies, policies, practices and procedures reflected in, Schedule 1.1.
     “Net Liquidity Balance” means, with respect to the Company (or, as applicable, CSOC), the amount by which (i) the Company’s (or, as applicable, 50% of CSOC’s) current assets exceeds (ii) the sum of (A) the Company’s (or, as applicable, 50% of CSOC’s) current liabilities, plus, without duplication, (B) the current and long-term portions of the Company’s (or, as applicable, of 50% of CSOC’s) funded bank indebtedness. Notwithstanding the foregoing, the parties have agreed that the Net Liquidity Balance, for purposes of determining the Estimated Adustment Amount and the Adjustment Amount, shall be determined in accordance with, and utilizing the adjustment categories, approach, methodologies, policies, practices and procedures reflected in, Schedule 1.1.
     “Ordinary Course of Business” means the ordinary course of business of a Person, consistent with past customs and practices (including with respect to quantity and frequency).
     “Parent Equity Units” means 6,382.71 Class A Units of Parent, which Class A Units shall have the rights, preferences and obligations set forth in the LLC Agreement, in the form in existence on the date hereof.
     “Parent Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Power), Section 4.2 (Capitalization), Section 4.3(a) (Authorization), Section 4.4 (Subsidiaries) and Section 4.6 (Brokerage and Transaction Bonuses).
     “Permitted Liens” means (i) Liens that are set forth on Schedule 3.9, (ii) Liens for Taxes not delinquent or which are being contested in good faith by appropriate proceedings, (iii) statutory landlords’, mechanics’, materialmens’, carriers’, workmen’s, repairmen’s, utilities’, workers’ compensation, unemployment insurance or other similar Liens for amounts which are not delinquent and which do not, individually or in the aggregate, have a Material Adverse Effect, (iv) Liens arising from zoning ordinances which are not material to the Company’s or CSOC’s businesses as currently conducted thereon, (v) trade account payables, (vi) Liens of lessors in property leased by the Company or CSOC pursuant to the leases identified on Schedule 3.9, (vii) Liens of lessors in assets leased (operating leases or capital leases) to the Company or CSOC in the Ordinary Course of Business, (viii) purchase money liens, and (ix) liens incurred by the Company or CSOC in the Ordinary Course of Business that are not material to the Company or CSOC, as applicable. For the purposes of this definition, “material” shall be construed in the same manner as the Company’s auditors used such term in connection with their opinion with respect to the Audited 2005 Financial Statements.
     “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, government or governmental entity (whether foreign, federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof) or any other legal entity.
     “Post-Determination Act” means any payment or distribution to Arndt or Seller by the Company or CSOC, incurrence of indebtedness outside of the Ordinary Course of Business by the Company or CSOC, or other action outside of the Ordinary Course of Business by the Company or CSOC, which occurs during the period between the close of business on the day prior to the Closing Date and the Closing, in each case which, if taken on the previous day, would have changed the Adjustment Amount by a material amount; provided, however, that neither (a) any payment made by Arndt, Seller, the Company, Buyer, Parent or Sub-Parent

pursuant to Section 2.2, nor (b) the disposition by CSOC to Sovereign or any other Person of the 9052 Yosemite Street, Henderson, Colorado real property and facilities, nor (c) the disposition by the Company to Sovereign, Seller or any other Person of the 2640 North 31st Avenue, Phoenix, Arizona real property and facilities, nor (d) the disposition by the Company to Seller or any other Person of all of its rights, title and interests in and to the Stewart Oil (El Paso) Warehouse Facilities, nor (e) any action taken pursuant to the terms and conditions of the Sovereign Purchase Agreement in connection with the closing of the Sovereign Investment Transactions, nor (f) any payment made by Buyer, Parent or Sub-Parent pursuant to Subsections 2.2(b)(v) or 2.2(b)(vi), shall constitute a “Post-Determination Act”.
     “Restricted Business” means a business similar to the business of the Company and CSOC, as conducted as of the Closing Date or at any time in the twelve (12) months prior to Closing.
     “Restricted Territories” means the continental United States and Canada.
     “Securities Act” means the Securities Act of 1933, as amended as of the date hereof.
     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) if a corporation, more than 50% of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association, joint venture or other business entity, more than 50% of the partnership, joint venture or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; provided, however, that for purposes of this Agreement other than Section 3.4, none of Yuma — Canyon State Limited Partnership, an Arizona limited partnership, Advance Fuels, L.L.C., an Arizona limited liability company, B.A.R.T. Investments, L.L.C. — I, an Arizona limited liability company, Big Pine Investments, L.L.C. — I, an Arizona limited liability company, A&R Stables, LLC, an Arizona limited liability company, or any other Person in which Arndt or Seller currently holds or formerly held an ownership interest and which does not now or did not at any time when Arndt or Seller held an ownership interest engage in any business which is a Restricted Business shall be deemed to be Subsidiaries of the Company or CSOC.
     “Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding tax, or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

          “Tax Returns” means all returns (including amended returns) and other documents (including any related or supporting schedules or statements) filed or required to be filed in connection with the determination or payment of any Taxes, or with respect to any Taxes for which no returns are required to be filed in connection with their determination or payment, all invoices or billing statements issued by the applicable taxing authority pursuant to which such Taxes were paid.
     1.2 Other Definitions. For purposes of this Agreement, the following terms not defined in Section 1.1 are defined in the following Sections of this Agreement:

Additional Tenant Obligations	5.15
Agreement	Preamble
Arndt	Preamble
Arndt Employment Agreement	2.2(b)(xvi)
Arndt Guarantied Obligations	5.11
Bonus Agreements	2.2(b)(xvii)
Buyer	Preamble
Closing	2.2 (a)
Closing Balance Sheet	2.3 (b)
Closing Date	2.2 (a)
Closing Statement	2.3 (b)
Company	Preamble
CSOC	Preamble
CSOC Latest Balance Sheet	.3.5 (d)
Electronic Delivery	6.9
El Paso Real Estate Contract	1.1
Escrow Account	2.2(b)(ii)
Final Closing Consideration	2.3 (c)
Final Determination Date	2.3 (b)
Governmental Approvals	2.2(b)(xviii)
Insurance Policies	3.16
Latest Balance Sheet	3.5 (c)
Leased Real Property	3.9 (b)
Leased Realty	3.9 (b)
Lease Termination Agreement	2.2(b)(ix)
Limitation Period	5.1
Material Contracts	3.10
Membership Interests	Preamble
Non-Sovereign Leases	2.2(b)(ix)
Non-Sovereign Properties	2.2(b)(ix)
Notice of Disagreement	2.3 (b)
Option Agreements	2.2(b)(viii)
Organizational Documents	3.2
Parent	Preamble
Personal Guarantied Obligations	5.11

Plan	3.15	(a)
Pre-Closing Tax Period	5.9	(a)
Purchase Price	2.3	(a)
Real Estate Escrow Agent	5.15
Realty Lease	3.9	(b)
Restrictive Covenants	5.10	(c)
Restricted Period	5.10	(a)
Seller	Preamble
Shares	Preamble
Sovereign	2.2(b	)(x)
Sovereign Closing Date	5.15
Sovereign Investment Transactions	2.2(b)(x)
Sovereign Leases	2.2(b	)(x)
Sovereign Properties	2.2(b	)(x)
Sovereign Purchase Agreement	2.2(b	)(x)
Sovereign Replacement Leases	2.2(b	)(x)
Stewart Oil (El Paso) Warehouse Facilities	1.1
Straddle Period	5.9	(e)
Sub-Parent	Preamble
ARTICLE II PURCHASE AND SALE OF THE SHARES AND MEMBERSHIP INTERESTS
          2.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase (and Parent shall cause Buyer to purchase) from Seller and Arndt, and Seller and Arndt shall sell, convey, assign, transfer and deliver to Buyer, all of the Shares and all of the Membership Interests, free and clear of all Liens.
          2.2 Closing Deliveries.
               (a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof (the “Closing Date”).
               (b) At the Closing:
                         (i) Buyer shall deliver, and Parent shall cause Buyer to deliver, to Seller, by wire transfer of immediately available federal funds to an account designated by Seller, the Estimated Closing Consideration, less (A) the Escrow Amount, and (B) the amounts to be paid, at the Closing, to Tim Genrich, Rod Burgett and Chris Lindblom pursuant to the Bonus Agreements;
                         (ii) Buyer shall deliver, and Parent shall cause Buyer to deliver, to the Escrow Agent, for deposit into an escrow account (the “Escrow Account”) established pursuant to the Escrow Agreement, the Escrow Amount;
                         (iii) Buyer shall deliver, and Parent shall cause Buyer to deliver, to Seller, for redelivery to Tim Genrich, Rod Burgett and Chris Lindblom, checks made payable to such individuals in the amounts to be paid to them at the Closing, less applicable withholding taxes, pursuant to the Bonus Agreements;
     (iv) Each of Parent, Buyer, Seller and the Escrow Agent shall duly execute and deliver to each other the Escrow Agreement;
     (v) Buyer shall have received payoff letters from Chase Bank with respect to the total amount of indebtedness then owed to Chase Bank (or to any of such lender’s predecessors-in-interest) by the Company and/or CSOC, and made (and Parent shall have caused Buyer to make) the payments called for thereby;
     (vi) Buyer and Parent shall have caused to be delivered to each of Arndt and Seller, in form and substance reasonably satisfactory to Arndt and Seller in their respective sole and absolute discretions, duly executed full written releases of Arndt, Seller and each of their respective predecessors-in-interest (collectively, the “Arndt Releasees”) by applicable third parties with respect to any and all obligations, liabilities or indebtedness of or relating to the Company or CSOC for which any of the Arndt Releasees is or could become personally liable (including, without limitation, releases from Chase Bank and Shell Oil);
     (vii) Arndt and Seller shall have caused to be delivered to Buyer, in form and substance reasonably satisfactory to Buyer in its sole and absolute discretion, duly executed full written releases of the Company by applicable third parties with respect to any and all personal obligations, liabilities or indebtedness of or relating to Arndt, Seller and/or each of their respective predecessors-in-interests for which the Company is or could become liable (including, without limitation, releases from Chase Bank);
     (viii) Parent shall duly execute and deliver to each of Seller, Tim Genrich, Rod Burgett and Chris Lindblom a written agreement (collectively, the “Option Agreements”), in the forms attached hereto as Exhibit C-1, C-2, C-3 and C-4, respectively;
     (ix) Arndt and Seller shall cause each of Big Pine Investments L.L.C. — I, Yuma — Canyon State Limited Partnership, and Advance Fuels, L.L.C., respectively, as landlord, and Buyer and Parent shall cause the Company, as tenant, to duly execute and deliver to each other replacement leases of the 5301 East Commerce Avenue, Flagstaff, Arizona, 100 East 10th Street, Yuma, Arizona and 517 South 17th Avenue, Phoenix, Arizona, respectively, real property and facilities presently being utilized by the Company for the conduct of its business operations (collectively, the “Non-Sovereign Properties”), in the forms attached hereto, respectively, as Exhibits I-1, I-2 and I-3 (collectively, the “Non-Sovereign Leases”), Parent shall duly execute and deliver to each of Big Pine Investments, L.L.C. — I, Yuma — Canyon State Limited Partnership, and Advance Fuels, L.L.C., respectively, a guaranty of the Company’s obligations under the Non-Sovereign Leases to which such entity is a party in the forms attached hereto, respectively, as Exhibits J-1, J-2 and J-3, and Arndt and Seller shall cause each of Big Pine Investments L.L.C. – I, Yuma – Canyon State Limited Partnership, and Advance Fuels, L.L.C., respectively, as landlord, and Parent shall cause the Company, as tenant, to duly execute and deliver to each other termination agreements (individually, a “Lease Termination

Agreement”) in the form attached hereto as Exhibit G with respect to any and all then-existing leases between such entities affecting the Non-Sovereign Properties;
          (x) With respect to those certain sale-leaseback transactions (hereinafter, the “Sovereign Investment Transactions”) contemplated to be undertaken by and between the Company, CSOC and certain of the Company’s Affiliates, on the one hand, and Sovereign CS, LLC, a Delaware limited liability company (hereinafter, “Sovereign”), on the other, pursuant to that certain Real Estate Purchase and Sale Agreement (Including Escrow Instructions), dated effective July 24, 2006, together with Letter Agreement #1, dated July 27, 2006, Holdback Work Letter Agreement, dated July 28, 2006, First Amendment to Real Estate Purchase and Sale Agreement (Including Escrow Instructions), dated August 23, 2006, Second Amendment to Real Estate Purchase and Sale Agreement (Including Escrow Instructions), dated September 6, 2006 and Letter Agreement #2, dated September 8, 2006 (collectively, and as the same hereafter may be amended from time to time, the “Sovereign Purchase Agreement”), copies of each of which previously have been furnished to and approved by both Buyer and Parent:
               (A) in the event the Sovereign Investment Transactions have been consummated on or prior to the Closing Date, then on the Closing Date: (I) Sovereign, as landlord, shall, and Buyer and Parent shall cause the Company, as tenant, to, duly execute and deliver to each other new or replacement (as the case may be) leases for the 2810 North 31st Avenue, Phoenix, Arizona, 901 & 941 South Park Avenue, Tucson, Arizona, 2640 North 31st Avenue, Phoenix, Arizona, 10925 Marconi Way, El Paso, Texas, 800 Candelaria Road NE, Albuquerque, New Mexico, and 4581 Eaker Street, North Las Vegas, Nevada real property and facilities presently being utilized by the Company for the conduct of its business operations (collectively, together with the real property and facilities described in clause (III) hereof, the “Sovereign Properties”), in the forms attached hereto, respectively, as Exhibits K-1, K-2, K-3, K-4, K-5 and K-6 (collectively, together with the lease referred to in clause (III) hereof, the “Sovereign Replacement Leases”); (II) Parent shall duly execute and deliver to Sovereign a guaranty of the Company’s obligations under each of the Sovereign Replacement Leases in the forms attached hereto, respectively, as Exhibits L-1, L-2, L-3, L-4, L-5 and L-6; (III) Sovereign, as landlord, and CSOC, as tenant, shall duly execute and deliver to each other a Sovereign Replacement Lease for the 9052 Yosemite Street, Henderson, Colorado real property and facility currently being used by the Company and CSOC for the conduct of their business operations in the form attached hereto as Exhibit K-7; (IV) Parent shall duly execute and deliver to Sovereign, and cause the Company to duly execute and deliver to Sovereign, guaranties of CSOC’s obligations under the Sovereign Replacement Lease in the forms attached hereto as Exhibit L-7 and Exhibit L-8; and (V) Sovereign, as landlord, shall, and Buyer and Parent shall cause the Company, as tenant, to, enter into a Lease Termination Agreement with respect to any and all then-existing leases between such entities affecting each of the Sovereign Properties; provided, however, that in the event that on the Closing Date the sale-leaseback of all of the Sovereign Properties have been consummated other than the sale-leaseback of the 901 & 941 South Park Avenue, Tucson, Arizona real property and facility, which non-consummation is permitted in accordance with the terms and conditions set forth in the Holdback Work Letter Agreement, dated July 28, 2006, then on the Closing Date Arndt and Seller shall cause B.A.R.T. Investments

L.L.C. — I, as landlord, and Buyer and Parent shall cause the Company, as tenant, to duly execute and deliver to each other a modified Sovereign Replacement Lease (modified solely to reflect the substitution of such entity for Sovereign as landlord thereunder) in the form attached as Exhibit O-2, Parent shall duly execute and deliver to B.A.R.T. Investments L.L.C. — I a guaranty of the Company’s obligations under the modified Sovereign Replacement Lease, in the form attached as Exhibit P-2, and Anrdt and Seller shall B.A.R.T. Investments L.L.C. – I, as landlord, and Buyer and Parent shall cause the Company, as tenant, to enter into a Lease Termination Agreement with respect to any and all then-existing leases between such entities affecting the 901 & 941 South Park Avenue, Tucson, Arizona real property and facility; but
               (B) in the event the Sovereign Investment Transactions have not been consummated on or prior to the Closing Date, then on the Closing Date: (I) Buyer and Parent shall cause the Company, as grantor, to duly execute and deliver to Seller, as grantee, a Special Warranty Deed, in the form attached as Exhibit M, conveying the real property and facility located at 2640 North 31st Avenue, Phoenix, Arizona; (II) Arndt and Seller shall cause B.A.R.T. Investments L.L.C. — I (as landlord with respect to the 2810 North 31st Avenue, Phoenix, Arizona real property and facility), B.A.R.T Investments L.L.C. — I (as landlord with respect to the 901 & 941 South Park Avenue, Tucson, Arizona real property and facility), Seller (as landlord with respect to the 2640 North 31st Avenue, Phoenix, Arizona real property and facility), Seller (as landlord with respect to the 10925 Marconi Way, El Paso, Texas real property and facility), B.A.R.T Investments L.L.C. — I (as landlord with respect to the 800 Candelaria Road NE, Albuquerque, New Mexico real property and facility) and Seller (as landlord with respect to the 4581 Eaker Street, North Las Vegas, Nevada real property and facility), respectively, as landlord, and Buyer and Parent shall cause the Company, as tenant, to duly execute and deliver to each other both Lease Termination Agreements with respect to any and all then-existing leases between such entities affecting any of such real properties and facilities, as well as modified Sovereign Replacement Leases (modified solely to reflect the substitution of such entities for Sovereign as the landlord thereunder) with respect to such real properties and facilities, in the forms attached hereto, respectively, as Exhibits O-1, O-2, O-3, O-4, O-5 and O-6, and Parent shall duly execute and deliver to the landlords under such modified Sovereign Replacement Leases guaranties of each of the Company’s obligations under such modified Sovereign Replacement Leases, in the forms attached hereto, respectively, as Exhibits P-1, P-2, P-3, P-4, P-5 and P-6;
          (xi) INTENTIONALLY DELETED PRIOR TO EXECUTION;
          (xii) Seller shall deliver to Buyer the certificates representing the Shares and Membership Interests, duly endorsed in blank or accompanied by duly executed stock powers with appropriate transfer stamps (if any) affixed thereto;
          (xiii) Shell Oil Products US, the other party to the limited liability company agreement of CSOC, shall acknowledge in writing that Buyer has become a member of CSOC in the place and stead of Seller;
          (xiv) Seller shall deliver to Buyer evidence of the release of those Liens and the termination of those agreements set forth on Schedule 2.2(b)(xiv);

          (xv) If not already repaid, Arndt shall deliver $4,000,000 to the Company in satisfaction of the loan for such amount made by the Company to Arndt;
          (xvi) Buyer and Parent shall cause the Company to duly execute and deliver to Arndt, and Arndt shall duly execute and deliver to Buyer, an employment agreement in the form attached hereto as Exhibit E (the “Arndt Employment Agreement”);
          (xvii) Buyer and Parent shall cause the Company to duly execute and deliver to each of Tim Genrich, Rod Burgett and Chris Lindblom, and each of Tim Genrich, Rod Burgett and Chris Lindblom shall duly execute and deliver to the Company, a Bonus Agreement in the form attached hereto as Exhibit F (collectively, the “Bonus Agreements”);
          (xviii) Buyer shall have received all federal, state, local and foreign governmental and regulatory consents, approvals, licenses and authorizations, if any, that are necessary for the consummation of the transactions contemplated hereby or for Buyer to own the Shares and the Membership Interests following the Closing, except for those for which the failure to obtain would not constitute a Material Adverse Effect (collectively, the “Governmental Approvals”), a listing of which required Governmental Approvals is set forth on Schedule 2.2(b)(xviii);
          (xix) Seller shall deliver good standing or equivalent certificates for the Company and CSOC with respect to the applicable jurisdictions set forth in Schedule 3.1;
          (xx) Buyer and Parent shall deliver to Arndt and Seller (A) certified copies of Parent’s certificate of formation and the LLC Agreement, Sub-Parent’s certificate of incorporation and by-laws, and Buyer’s articles of incorporation and by-laws, in each case as amended up to just before the time of Closing, (B) certified resolutions of Parent’s board of managers, Sub-Parent’s board of directors, Buyer’s board of directors and the Company’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the other agreements and instruments identified in this Section 2.2 intended to become effective at or immediately following the Closing and to which Buyer, Sub-Parent, Parent and/or the Company is a party and the consummation of the transactions contemplated hereby and thereby, (C) written documents evidencing the proper appointment and selection of those individuals replacing Arndt and Robert L. Ragel from the positions from which they are resigning, as described in Section 2.2(b)(xxi) below, and (D) good standing certificates for Parent from Delaware, for Sub-Parent from Delaware, for Buyer from Texas and for Buyer, Sub-Parent and Parent from each other jurisdiction in which any of Parent, Sub-Parent or Buyer is qualified to do business as a foreign entity, in each case dated as of a recent date prior to the Closing Date;
          (xxi) Arndt and Seller shall deliver to Buyer and Parent (A) certified resolutions of the Company’s board of directors authorizing the execution, delivery and performance of those agreements and instruments identified in this Section 2.2 intended to become effective at or immediately prior to the Closing and to which the Company is a party and the consummation of the transactions contemplated thereby, (B) the written resignations of Arndt and Robert L. Ragel, as officers and directors of the Company, and (C) the written resignation of Arndt from whatever position(s) he then may hold with respect to CSOC;

          (xxii) Seller shall deliver to Buyer all corporate books and records and other property of the Company and CSOC in Seller’s or Arndt’s possession;
          (xxiii) Buyer and Parent shall cause the Company to duly execute and deliver to each of Seller, Big Pine Investments, L.L.C. — I, Yuma — Canyon State Limited Partnership, Advance Fuels, L.L.C. and B.A.R.T. Investments, L.L.C. – I, and Arndt and Seller shall cause each of Seller, Big Pine Investments, L.L.C. — I, Yuma — Canyon State Limited Partnership, Advance Fuels, L.L.C. and B.A.R.T. Investments, L.L.C. – I to duly execute and deliver to the Company, appropriate Lease Termination Agreements, each in the form of Exhibit G attached, with respect to all leases currently in effect with respect to the Sovereign Properties and the Non-Sovereign Properties (other than, if the Sovereign Investment Transactions have not then occurred, with respect to the 9052 Yosemite Street, Henderson, Colorado real property and facility, as to which there is no present lease or occupancy agreement currently in effect because such real property and facilities is owned, immediately prior to the Closing, by CSOC);
          (xxiv) Seller, as assignee, shall duly execute and deliver to the Company, and Buyer and Parent shall cause the Company, as assignor, to duly execute and deliver to Seller, an Assignment and Assumption of Leasehold Interest, in the form attached as Exhibit N, pursuant to which all of the rights, title and interests of the Company in and to the Stewart Oil (El Paso) Warehouse Facility and the El Paso Real Estate Contract are assigned from the Company to Seller and all obligations of the Company under each are assumed by Seller; and
          (xxv) Seller and Arndt shall cause the Company to execute and deliver to Buyer the affidavit required by Section 1445(b)(3) of the Code so that Buyer shall not be required to withhold taxes from the Purchase Price.
     2.3 Purchase Price.
          (a) The aggregate purchase price for the Shares and the Membership Interests (the “Purchase Price”) shall be equal to the sum of (i) the Closing Consideration, plus (ii) the Equity Consideration. $2,000,000.00 of the Purchase Price shall be allocated to the Membership Interests, and the remainder of the Purchase Price shall be allocated to the Shares.
          (b) Within 90 days following the Closing Date, Buyer shall prepare, using the same adjustment categories, approach, methodologies, policies, practices and procedures as were employed in preparing the Latest Balance Sheet and the CSOC Latest Balance Sheet, balance sheets of the Company and CSOC as of the close of business on the date immediately preceding the Closing Date (collectively, the “Closing Balance Sheet”) and shall deliver the Closing Balance Sheet to Seller, together with a statement (in its final, binding and non-appealable form as determined below, the “Closing Statement”) setting forth Buyer’s calculation of the Closing Consideration and other entries appearing in the Closing Statement based upon the amounts set forth in the Closing Balance Sheet and, with respect to the determination of the Adjustment Amount, using the same adjustment categories, approach, methodologies, policies, practices and procedures as were employed in determining the Estimated Adjustment Amount, except as otherwise provided on Schedule 1.1. Seller shall cooperate, at Buyer’s expense, as reasonably requested in connection with the preparation of the Closing Balance Sheet and the Closing Statement. During the 30-day period immediately following Seller’s receipt of the Closing Statement and the Closing Balance Sheet, Seller shall be entitled to review Buyer’s and its agents’ and representatives’ working papers related to the preparation of the Closing Statement and the Closing Balance Sheet and the determination of the Closing Consideration. The Closing Statement prepared, and Closing Consideration calculated, by Buyer shall become final, binding and non-appealable upon the parties 30 days following Seller’s receipt thereof, unless Seller shall give written notice of its disagreement (a “Notice of Disagreement”) to Buyer on or prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. Buyer shall cooperate as reasonably requested in connection with the preparation of the Notice of Disagreement. If a Notice of Disagreement is timely given by Seller, then the Closing Statement (as revised in accordance with clause (x) or (y) below) shall become final, binding and non-appealable upon the parties on the earliest of (x) the date the parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date all matters in dispute are finally resolved in writing by the Firm. During the 10 days following delivery of a Notice of Disagreement, Buyer and Seller shall seek in good faith to resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement. Following delivery of a Notice of Disagreement, Buyer and its agents and representatives shall be permitted to review Seller’s and its agents’ and representatives’ working papers relating to the Notice of Disagreement. If, at the end of the 10-day period referred to above, the matters in dispute have not been fully resolved, then the parties shall submit to the Firm for review and resolution all matters (but only such matters) which remain in dispute, and the Firm shall make a final determination of the Closing Consideration in accordance with the guidelines and procedures set forth in this Agreement and attached Schedules. The parties will cooperate with the Firm during the term of its engagement. In resolving any matters in dispute, the Firm may not assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand. The Firm’s determination of the Closing Consideration will be based solely on presentations by Buyer and Seller which are in accordance with the guidelines and procedures set forth in this Agreement and attached Schedules (i.e., not on the basis of an independent review). Notwithstanding anything contained in this Agreement to the contrary, in no event shall the Closing Consideration, as determined by the Firm, be increased or decreased from the Estimated Closing Consideration agreed upon by the parties by reason of the application of new principles or concepts, or deviations from the same adjustment categories, approaches, methodologies, policies, practices or procedures, as were employed by the parties in determining the Estimated Closing Consideration, except as otherwise expressly set forth on Schedule 1.1. The Closing Consideration, as determined by the Firm, and Closing Statement, as adjusted by the Firm to reflect its determination of the Closing Consideration, shall become final, binding and non-appealable on the parties on the date the Firm delivers its final resolution in writing to the parties (which the Firm shall be instructed to deliver not more than 30 days following submission of such disputed matters). The Firm shall determine the allocation of the costs and expenses of its engagement based upon the proportion of the aggregate amounts the Firm determines to be properly disputed by a party in relation to the aggregate amounts actually disputed by such party. For example, if the aggregate amount of the Closing Consideration calculated by Buyer is $1,000, and if Seller contests only $500 of the amount calculated by Buyer, and if the Firm ultimately resolves the dispute by finding that Buyer properly calculated $300 of that $500, then the costs and expenses of the Firm will be allocated 60% (i.e. 300÷500) to Seller and 40% (i.e. 200÷500) to Buyer. The non-prevailing party shall pay a similar portion of the prevailing party’s third-party costs (e.g., attorneys’, consultants’ and accountants’ fees and disbursements) incurred in connection with having the Firm establish the amount of the Closing Consideration. For example, if under the facts set forth above Seller contested $500 and the Firm determined that Buyer was 60% correct, then Seller would pay 60% of Buyer’s third-party costs. The date that the Closing Statement and Closing Consideration becomes final, binding and non-appealable on the parties in accordance with this Section 2.3(b) is referred to herein as the “Final Determination Date,” and on such date the Closing Statement shall be attached to this Agreement as Schedule 2.3(b).
          (c) If the Closing Consideration as finally determined in accordance with this Section 2.3 (the “Final Closing Consideration”) is greater than the Estimated Closing Consideration, then Parent shall cause Buyer to pay to Seller, within three (3) business days after the Final Determination Date, the amount of such difference by wire transfer of immediately available federal funds to an account previously designated by Seller; provided, however, that if the same is not received by Seller within such three (3) business day period, then interest shall accrue on such amount from and including the Closing Date at the Default Rate, and Parent and Buyer shall be jointly and severally liable for the immediate payment in full of the amount of accrued interest at the Default Rate from and including the Closing Date, notwithstanding anything to the contrary contained elsewhere in this Agreement or any other agreement between Arndt, Seller, Buyer and/or Parent relating to the transactions contemplated hereby.
          (d) If the Final Closing Consideration is less than the Estimated Closing Consideration, then Seller shall, or Arndt shall cause Seller to, pay to Buyer an amount equal to 85% of such difference, and Escrow Agent shall return to Buyer from the Escrow Account an amount equal to 15% of such difference, by wire transfer of immediately available federal funds to an account previously designated by Buyer, within three days after the Final Determination Date; provided, however, that if 85% of such difference is not received by Buyer, or if Seller has not so instructed the Escrow Agent to return 15% of such difference to Buyer, within such three (3) business day period, then interest shall accrue on such portion or portions of such difference from and including the Closing Date at the Default Rate, and Arndt and Seller shall be jointly and severally liable for the immediate payment in full of the amount of accrued interest at the Default Rate from and including the Closing Date, notwithstanding anything to the contrary contained elsewhere in this Agreement or any other agreement between Arndt, Seller, Buyer and/or Parent relating to the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING
SELLER, THE COMPANY AND CSOC
          As a material inducement to Buyer and Parent to enter into this Agreement and consummate the transactions contemplated hereby, each of Seller and Arndt hereby represents and warrants to Buyer and Parent, as of the date hereof, that:
     3.1 Corporate Organization. Each of the Company and CSOC is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect. Schedule 3.1 sets forth each of the jurisdictions in which the Company and CSOC are qualified as a foreign entity. Each of the Company and CSOC possesses all requisite corporate or limited liability company, as applicable, power and authority necessary to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement, except where the failure to have such power and authority would not be material to the Company or CSOC. The copies of the Company’s articles of incorporation and bylaws and CSOC’s certificate of formation and limited liability company agreement which have been furnished to Buyer and Parent reflect all amendments made thereto at any time prior to the date of this Agreement. Except as set forth on Schedule 3.1, neither the Company nor CSOC is in default under, or in violation of, any provision of its articles of incorporation or bylaws or certificate of formation or limited liability company agreement, as applicable. Schedule 3.1 sets forth a list all of the current officers and directors of the Company.
     3.2 Capital Stock and Related Matters; Title to Shares and Membership Interests; No Distributions. The entire authorized Capital Stock of the Company consists of 10,000 shares, of which 569.44 shares are issued and outstanding. All of the Capital Stock of the Company is held of record by Seller, free and clear of all Liens. The issued and outstanding Capital Stock of CSOC and the record owners thereof are set forth on Schedule 3.2. The Membership Interests are held of record by Arndt, free and clear of all Liens. Except as set forth on Schedule 3.2 or in the organizational documents of the Company or CSOC, copies of which are attached hereto as part of Schedule 3.2 (collectively, the “Organizational Documents”), neither the Company nor CSOC has outstanding any Capital Stock containing any profit participation features, nor any stock appreciation rights or phantom stock plans. Except as set forth on Schedule 3.2 or in the Organizational Documents, neither the Company nor CSOC is subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock. To Seller’s Knowledge, neither the Company nor CSOC has violated any federal or state securities laws in connection with the offer, sale or issuance of its Capital Stock. All of the outstanding shares of the Company’s Capital Stock and the Membership Interests have been duly authorized and validly issued and all of the outstanding shares of the Company’s Capital Stock are fully paid and nonassessable. Except as set forth on Schedule 3.2 or in the Organizational Documents, there are no agreements between the Company’s shareholders or CSOC’s members with respect to the voting or transfer of the Company’s or CSOC’s Capital Stock. Except as set

forth on Schedule 3.2 or in the Organizational Documents, there are no bonds, debentures, notes or other indebtedness of the Company or CSOC outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any shareholders or members, as applicable, of the Company or CSOC may vote. Except as set forth on Schedule 3.2, there has been no bonus paid, distribution of assets, dividends or other amounts not in the Ordinary Course of Business paid to Arndt or Seller by the Company or CSOC since June 30, 2005, and the Company has not agreed to do any of the foregoing except as set forth on Schedule 3.2.
          3.3 Authorization; Noncontravention.
               (a) The execution, delivery and performance by Seller and Arndt of this Agreement and all of the other closing agreements and instruments identified herein to which Seller or Arndt is a party have been duly authorized by Seller and Arndt and no other organizational act or other organizational proceeding on the part of Seller or Arndt is necessary to authorize such execution, delivery or performance or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller and Arndt and constitutes a valid and binding obligation of both of them, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforceability of creditors’ rights in general and except as enforceability is subject to general principles of equity. Each of the other closing agreements and instruments identified herein to which Seller or Arndt is a party, when executed and delivered by Seller or Arndt, as applicable, shall constitute a valid and binding obligation of Seller or Arndt, as applicable, enforceable in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforceability of creditors’ rights in general and except as enforceability is subject to general principles of equity. Seller has full power and authority to convey the Shares and Arndt has full power and authority to convey the Membership Interests.
               (b) Except as set forth on Schedule 3.3(b) or in the Due Diligence Materials, the execution and delivery by Seller and Arndt of this Agreement and the other closing agreements and instruments identified herein to which either of them is a party and the consummation of the transactions contemplated hereby and thereby do not (i) conflict with any of the material terms, conditions or provisions of, (ii) constitute a material breach or default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon the Company’s or CSOC’s Capital Stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any material obligation under, (v) result in a material violation of, or (vi) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any court or administrative or governmental body or agency pursuant to, the Company’s or CSOC’s charter documents, bylaws, limited liability company agreement or other constituent documents or any material agreement or instrument to which Arndt, Seller, the Company or CSOC is a party or, to Seller’s Knowledge, any material law, statute, rule or regulation to which the Company, CSOC, Arndt or Seller are subject or, to Seller’s Knowledge, any material license, permit, order, judgment or decree to which the Company,

CSOC, Arndt or Seller is a party, except in each case which would not have a Material Adverse Effect.
          3.4 Subsidiaries. Neither the Company nor CSOC has any Subsidiaries. Except as set forth on Schedule 3.4, neither the Company nor CSOC owns or holds the right to acquire any Capital Stock or other ownership interests in any other Person.
          3.5 Financial Statements. Attached hereto as Schedule 3.5 are the following financial statements:
               (a) the Audited 2005 Financial Statements;
               (b) the December 2005 Balance Sheet and the related statement of income of the Company for the six-month period then ended, and the CSOC December 2005 Balance Sheet and the related statements of operations, changes in members’ equity and cash flow of CSOC for the twelve-month period then ended;
               (c) The internally-prepared, unaudited balance sheet of the Company as of June 30, 2006 (the “Latest Balance Sheet”), and the related statement of income for the twelve-month period then ended; and
               (d) the internally-prepared, unaudited balance sheet of CSOC as of June 30, 2006 (the “CSOC Latest Balance Sheet”), and the related statements of operations, changes in members’ equity and cash flow for the six-month period then ended.
Each of the financial statements referenced in (a) above has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby; each of the financial statements referenced in (b), (c) and (d) above has been prepared in accordance with GAAP, except for such exceptions from GAAP as are contained in the Due Diligence Materials or as are set forth in Schedule 3.5, consistently applied throughout the periods covered thereby; and each of the financial statements set forth above present fairly, in all material respects, (i) the financial positions of the Company or CSOC, as applicable, as of such dates, (ii) the results of operations of the Company or CSOC, as applicable, for such periods, and (iii) the cash flow of CSOC for such periods (subject, in the case of the unaudited financial statements, to the absence of footnote disclosures, changes in cash flow with respect to the Company and changes resulting from normal year-end adjustments and accruals (none of which footnote disclosures or changes would, alone or in the aggregate, be materially adverse to the financial condition, operating results, cash flows or equity of the Company or CSOC, as applicable, taken as a whole)). For purposes of this Section 3.5, the term “material” (or any derivation thereof) shall be construed in the same manner as the Company’s auditors used such term in connection with their opinion with respect to the Audited 2005 Financial Statements. All material accounts receivable of the Company as set forth in the Latest Balance Sheet (net of the allowance for doubtful accounts set forth in the Latest Balance Sheet) are collectible in the Ordinary Course of Business.
          3.6 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.6 or in the Due Diligence Materials, neither the Company nor CSOC has any material obligation or liability

(whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted) on the date of this Agreement, other than (a) liabilities reflected on the Latest Balance Sheet or the CSOC Latest Balance Sheet, (b) liabilities which have arisen after the date of the Latest Balance Sheet or the CSOC Latest Balance Sheet in the Ordinary Course of Business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit), (c) obligations under contracts and commitments referred to in Schedule 3.10 or under contracts and commitments entered into in the Ordinary Course of Business which are not required to be referred to in such Schedule pursuant to Section 3.10 below, (d) liabilities incurred in connection with or as a result of any of the transactions contemplated by this Agreement, and (e) liabilities that are not material to the Company or CSOC. For purposes of this Section 3.6, the term “material” (or any derivation thereof) shall be construed in the same manner as the Company’s auditors used such term in connection with their opinion with respect to the Audited 2005 Financial Statements.
          3.7 No Material Adverse Effect. Except as contained in the Due Diligence Materials or as set forth on Schedule 3.7, except for the Sovereign Investment Transactions and except for the consummation of the transactions contemplated by this Agreement, since June 30, 2006 through the date hereof there has occurred no fact, event or circumstance which has had or, to the Knowledge of Seller, reasonably would be expected to have, a Material Adverse Effect. Except as contained in the Due Diligence Materials or as set forth on Schedule 3.7, except for the Sovereign Investment Transactions and except for the consummation of the transactions contemplated by this Agreement, since June 30, 2006 through the date hereof each of the Company and CSOC has conducted its business only in the Ordinary Course of Business.
          3.8 Absence of Certain Developments. Except as contained in the Due Diligence Materials or as set forth on Schedule 3.8, and except for matters relating to the Sovereign Investment Transactions or to any of the transactions contemplated by this Agreement, since June 30, 2006 through the date hereof neither the Company nor CSOC has:
                    (a) issued any notes, bonds or other debt securities or any Capital Stock or any securities or rights convertible, exchangeable or exercisable into any Capital Stock, except for those reflected on the Latest Balance Sheet;
                    (b) borrowed any material amount or incurred or become subject to any material liabilities which are still outstanding, except those incurred in the Ordinary Course of Business or reflected on the Latest Balance Sheet;
                    (c) purchased, redeemed or otherwise acquired any Capital Stock (including any warrants, options or other rights to acquire Capital Stock or other equity) or granted any dividends or distribution of assets with respect to such purchases, redemptions or acquisitions of Capital Stock;
                    (d) mortgaged or pledged any of its properties or assets or subjected them to any material consensual Lien or, to Seller’s Knowledge, any material non-consensual Lien, in each case except for Permitted Liens;

          (e) except with respect to the Bonus Agreements, made or granted any bonus or any wage or salary increase to any employee or group of employees (except as required by pre-existing contracts described on Schedule 3.10 or in the Ordinary Course of Business), or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;
          (f) suffered any “extraordinary losses” as determined under GAAP, on an individual basis or, to Seller’s Knowledge, waived any rights in excess of $100,000 (whether or not in the Ordinary Course of Business);
          (g) made commitments for capital expenditures that aggregate in excess of $250,000; or
          (h) materially accelerated its collection of accounts receivable or materially delayed its payment of accounts payable, or experienced any material deterioration in aging or collectibility of receivables or obsolescence of inventory.
     3.9 Assets; Real Property.
          (a) Except as contained in the Due Diligence Materials or as are set forth on Schedule 3.9, each of the Company and CSOC owns, leases or otherwise has a right to use all properties and assets currently being used by it, or that are shown on the Latest Balance Sheet or the CSOC Latest Balance Sheet, or that were acquired after the date thereof, in each instance that are individually or in the aggregate material to its business, free and clear of all Liens except for Permitted Liens.
          (b) Schedule 3.9 attached hereto contains a list as of the date of this Agreement of all real property leased or subleased, or otherwise occupied, by the Company or CSOC (individually, a “Leased Real Property” and collectively, the “Leased Realty”). Assuming the Sovereign Investment Transactions close prior to the Closing Date, and except for the existing improvements located on the closed Stewart Oil (El Paso) Warehouse Facility, neither the Company nor CSOC owns or has any option to acquire any real property. With respect to each Non-Sovereign Lease and Sovereign Replacement Lease (collectively, the “Realty Leases” and, individually, a “Realty Lease”), and except as set forth on Schedule 3.9, (i) to Seller’s Knowledge, each Realty Lease is legal, valid, binding, enforceable and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforceability of creditors’ rights in general and except as enforceability is subject to general principles of equity; (ii) the Company’s possession and quiet enjoyment of the real property demised under the Realty Leases has not been disturbed and, to Seller’s Knowledge, there are no disputes with respect to such Realty Leases; (iii) to Seller’s Knowledge, neither the Company or CSOC nor any other party to the Realty Lease is in breach or default thereunder and, to Seller’s Knowledge, no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration, under the Realty Lease; (iv) the Realty Lease has not been modified; and (v) neither the Company nor CSOC has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Realty Lease, except for the Permitted Liens.
     3.10 Contracts. Schedule 3.10 contains a list as of the date of this Agreement of all the contracts or agreements currently in effect of the types set forth below to which either the Company or CSOC is a party or to which either of their respective assets or properties is subject (the “Material Contracts”). For the avoidance of doubt, the failure to list a contract or agreement that is required to be listed in accordance with this Section 3.10 shall not, in and of itself, mean that Parent or Buyer has incurred or otherwise suffered any Loss.
               (i) pension, profit sharing, stock option, employee stock purchase, deferred compensation or other similar plan or arrangement providing for any deferred bonuses or other deferred remuneration in excess of $250,000, in the aggregate, to employees, former employees or consultants, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;
               (ii) contract in effect during calendar year 2005 for the employment of any officer, employee or other individual (as opposed to an entity) on a full-time, part-time or consulting basis providing for compensation with a value of greater than $200,000 (excluding any bonus payments) per annum; or relating to loans to stockholders, officers, directors or Affiliates of the Company or CSOC, other than advances to employees made in the Ordinary Course of Business not in excess of $10,000 individually or $50,000 in the aggregate;
               (iii) contract under which the Company or CSOC has advanced money or loaned money to any Person with a current outstanding balance exceeding $50,000 (for the avoidance of doubt, other than purchase and sales orders incurred in the Ordinary Course of Business);
               (iv) agreement or indenture relating to money borrowed by the Company or CSOC or the mortgaging, pledging or otherwise placing of a Lien on any asset or group of assets of the Company or CSOC, other than trade accounts payable and any leased equipment or property, with a current balance or value in excess of $100,000;
               (v) agreement, undertaking or arrangement by which the Company or CSOC has guaranteed, endorsed (other than by endorsements of instruments in the ordinary course of collection) or otherwise become liable (contingently or otherwise) for the debt, obligation or other liability of (x) Arndt or Seller, regardless of such debt’s, obligation’s or other liability’s current balance or value, or (y) any other Person, to the extent such debt, obligation or other liability has a current balance or value in excess of $100,000;
               (vi) lease or agreement under which the Company or CSOC is lessee of or holds or operates any personal property owned by any other Person, except for any lease of equipment or property under which the aggregate annual rental payments do not exceed $100,000;

               (vii) lease or agreement under which the Company or CSOC is lessor of or permits any third party to hold or operate any equipment or property, owned or controlled by the Company or CSOC, with a current balance or value in excess of $100,000;
               (viii) license agreement with respect to any material intangible property (including any Intellectual Property Rights) used by the Company or CSOC, or granting to any third party the right to use or sublicense any material intangible property (including any Intellectual Property Rights) owned by the Company or CSOC ;
               (ix) warranty program (other than manufacturers’ warranties) with respect to its products sold (other than the standard terms and conditions set forth on Schedule 3.20 hereto);
               (x) sales, distribution, manufacturing, warehousing, supply or franchise agreement which involved annual payments during calendar year 2005 in excess of $100,000, other than purchase and sales orders entered into in the Ordinary Course of Business;
               (xi) agreement with a term of more than six months which is not terminable by the Company or CSOC, as applicable, upon less than 30 days’ notice without penalty and involves a consideration in excess of $100,000 annually for calendar year 2005, other than purchase and sales orders in the Ordinary Course of Business;
               (xii) contract regarding voting, transfer or other arrangements related to the Company’s, CSOC’s or any of their Affiliate’s Capital Stock or warrants, options or other rights to acquire any of the Company’s, CSOC’s or any of their Affiliate’s Capital Stock;
               (xiii) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or
               (xiv) any other agreement which is material to its operations and business prospects or involves consideration in excess of $250,000 annually for calendar year 2005, other than purchase and sales orders entered into in the Ordinary Course of Business;
     (b) Except as contained in the Due Diligence Materials or as are set forth on Schedule 3.10, to Seller’s Knowledge the Material Contracts are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforceability of creditors’ rights in general and except as enforceability is subject to general principles of equity. Except as contained in the Due Diligence Materials or as are set forth on Schedule 3.10, neither Arndt nor, to Seller’s Knowledge, the Company has received any notice (written or oral) of cancellation or termination of or, to Seller’s Knowledge, any expression or indication of an intention to cancel or terminate, any of the Material Contracts. Except as contained in the Due Diligence Materials or as are set forth on Schedule 3.10, Seller otherwise has no Knowledge that any Material Contract will be terminated due to the transactions contemplated by this Agreement. Except as contained in the Due Diligence Materials or as are set forth on Schedule 3.10: (i) to Seller’s Knowledge, each of the Company and/or CSOC, as applicable, has performed all material obligations required to be performed by it and is not in material default under or in material breach of any Material Contract to which it is subject; (ii) to Seller’s Knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a material default, material breach or event of material noncompliance by the Company or CSOC under any Material Contract to which the Company or CSOC is subject; and (iii) the Seller has no Knowledge of any breach by the other parties to any Material Contract to which the Company or CSOC are a party.
          3.11 Intellectual Property Rights.
          (a) Schedule 3.11 contains a list as of the date hereof of all (i) patented or registered Intellectual Property Rights owned by the Company or CSOC, and (ii) pending patent applications and applications, including any intent-to-use, provisional or other applications, for other registrations of Intellectual Property Rights filed by or on behalf of the Company or CSOC. To Seller’s Knowledge, and except as contained in the Due Diligence Materials or as are set forth on Schedule 3.11, the Company has not received any notice that either the Company or CSOC does not own and possess all right, title and interest to, or that it does not have the right to use pursuant to a valid and enforceable written license, all Intellectual Property Rights used in the operation of their respective businesses as currently conducted, except those proprietary rights the failure to possess would not have a Material Adverse Effect. To Seller’s Knowledge, and except as contained in the Due Diligence Materials or as are set forth on Schedule 3.11, the Company has received no notice of loss, cancellation or expiration of any Intellectual Property Right owned by the Company, and to Seller’s Knowledge no such loss, cancellation or expiration is threatened.
          (b) Except as contained in the Due Diligence Materials or as are set forth on Schedule 3.11: (i) there are no material actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims which have been served upon CSOC or the Company and are currently pending or, to Seller’s Knowledge, pending or threatened against or affecting the Company or CSOC asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Rights owned or used by the Company or CSOC; (ii) to Seller’s Knowledge, the Intellectual Property Rights owned or used by the Company and CSOC are valid and enforceable, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforceability of creditors’ rights in general and except as enforceability is subject to general principles of equity; (iii) Seller has no Knowledge of any facts which indicate a likelihood of any infringement or misappropriation by any third party with respect to any Intellectual Property Rights; (iv) to Seller’s Knowledge, the conduct of the Company’s and CSOC’s businesses has not infringed upon or misappropriated any Intellectual Property Rights of other Persons; and (v) to Seller’s Knowledge, the Intellectual Property Rights owned by or licensed to the Company and CSOC have not been infringed upon or misappropriated by other Persons.
          3.12 Litigation. Except as contained in the Due Diligence Materials or as are set forth on Schedule 3.12, there are no material actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims which have been served upon CSOC or the Company and are currently pending or, to Seller’s Knowledge, pending or threatened against or affecting the Company or CSOC or, to Seller’s Knowledge, pending or threatened against or affecting any of the officers, directors or employees of the Company or CSOC in their capacities as such, or commenced or under serious consideration for commencement by the Company or CSOC against any Person, whether at law or in equity or before or by any governmental department, commission, board, bureau, agency or instrumentality (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement), in each case which, if determined adversely, would have a Material Adverse Effect. Except as contained in the Due Diligence Materials or as are set forth on Schedule 3.12, neither the Company nor CSOC is subject to any unsatisfied judgment, order or decree of any court or other governmental agency which is Material in amount or which, if not fully performed or satisfied, would have a Material Adverse Effect.
          3.13 Compliance with Laws. Except as contained in the Due Diligence Materials or as are set forth on Schedule 3.13:
               (a) To Seller’s Knowledge, each of the Company and CSOC is in material compliance with any laws, ordinances, codes, rules, requirements and regulations of foreign, federal, state and local governments or agencies thereof relating to the operation of its business and the maintenance and operation of its properties and assets, except for such non-compliance as would not result in a Material Adverse Effect. To Seller’s Knowledge, since December 31, 2004 no notices have been received by and no claims have been filed against the Company or CSOC alleging a material violation of any such laws, ordinances, codes, rules, requirements or regulations, except for such violations as have been cured or, if uncured, would not result in a Material Adverse Effect.
               (b) To Seller’s Knowledge, each of the Company and CSOC holds and is in material compliance with any permits, licenses, approvals, certificates, registrations, accreditations and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of its business or the ownership of its properties, except for those for which non-compliance would not result in a Material Adverse Effect. To Seller’s Knowledge, such permits, licenses, approvals, accreditations, certificates, registrations and authorizations will be available for use by the Company or CSOC, as applicable, immediately after the Closing.
          3.14 Environmental and Safety Matters. Except as contained in the Due Diligence Materials or as are set forth on Schedule 3.14:
               (a) To Seller’s Knowledge, each of the Company and CSOC is in material compliance with applicable Environmental and Safety Requirements, except for such non-compliance as would not result in a Material Adverse Effect.
               (b) To Seller’s Knowledge, each of the Company and CSOC is in material compliance with all permits, licenses and other authorizations that are required pursuant to Environmental and Safety Requirements for the operation of its business, except for those for which non-compliance would not result in a Material Adverse Effect.

                    (c) Neither the Company nor CSOC has, since December 31, 2004, received any notice, report or other information regarding any actual or alleged violation of Environmental and Safety Requirements, or any liabilities or potential liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental and Safety Requirements, except with respect to such violations, obligations, liabilities or potential liabilities as have been cured, performed or discharged or, if not cured, performed or discharged, would not result in a Material Adverse Effect.
                    (d) None of the following, to Seller’s Knowledge, currently exists at any facility leased or operated by the Company or CSOC: (i) underground storage tanks (other than an underground stormwater containment tank located at the Adams County, Colorado facility), (ii) friable asbestos-containing material, (iii) materials or equipment containing polychlorinated biphenyls in excess of amounts permitted by law, or (iv) landfills or dumps (other than stormwater retention/containment facilities and product spill retention/containment facilities).
                    (e) To Seller’s Knowledge, none of the Company or CSOC or the Company’s Affiliates has treated, stored, disposed of, arranged for, transported, handled or released any hazardous substance in a manner in violation in any material respect of any applicable Environmental and Safety Requirements in effect at the time.
                    (f) To Seller’s Knowledge: (i) other than an underground stormwater containment tank located at the Adams County, Colorado facility, no underground storage tanks presently are, or at any time during the period of Seller’s use previously were, located at, on or under any of the real properties leased by the Company or CSOC; and (ii) no pollutants, radioactive, hazardous or toxic chemicals, materials, substances or waste, or other matters materially and adversely affecting air, ground, water and/or environmental quality or safety presently are, or at any time during the period of Seller’s use previously were, treated or stored on, or released, disposed of or discharged onto, from or beneath, any of the real properties leased by the Company or CSOC, in violation in any material respect of any applicable Environmental and Safety Requirements in effect at the time.
                    (g) To Seller’s Knowledge, neither the Company nor CSOC has manufactured, sold, marketed, installed or distributed products containing asbestos.
                    (h) Buyer and Parent have been furnished with copies of all environmental assessment reports obtained by the Company or CSOC since December 31, 2004.
          3.15 Employee Benefit Plans.
               (a) Schedule 3.15 sets forth a list as of the date hereof of each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), “employee welfare benefit plan” (as such term defined in Section 3(1) of ERISA) and “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) currently maintained by the Company or CSOC, and each other material plan, policy, agreement or arrangement currently maintained by the Company or CSOC, in each case for the benefit of any current or former employee of the

Company or CSOC. Each of the plans listed on Schedule 3.15 is referred to herein as a “Plan.” For purposes of this Section 3.15, the term “Company” includes all entities treated as of the date hereof as a single employer with the Company pursuant to Section 414 of the Code.
          (b) Except as contained in the Due Diligence Materials or as are set forth on Schedule 3.15, the Company does not have any obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) or any employee benefit plan which is a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA), whether or not terminated.
          (c) Except as contained in the Due Diligence Materials or as are set forth on Schedule 3.15, the Company does not have any obligation under any Plan to provide medical, health, life insurance or other welfare-type benefits to current, retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state law).
          (d) Except as contained in the Due Diligence Materials or as are set forth on Schedule 3.15, the Company does not maintain, contribute to or have any liability or potential liability under (or with respect to) any employee benefit plan which is a “defined contribution plan” (as such term is defined in Section 3(34) of ERISA) or a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA).
          (e) With respect to the Plans, all required material payments, premiums, contributions, reimbursements or accruals for periods ending prior to the Closing were made or properly accrued, except as contained in the Due Diligence Materials or as are set forth on Schedule 3.15. Except as contained in the Due Diligence Materials or as are set forth on Schedule 3.15, none of the Plans has any material unfunded liabilities which are not reflected on the Latest Balance Sheet.
          (f) To Seller’s Knowledge, the Plans have been maintained, funded and administered in compliance in all material respects with their terms and with the applicable provisions of ERISA, the Code and other applicable laws, except for such non-compliance as has been cured or, if uncured, would not result in a Material Adverse Effect. To Seller’s Knowledge, the Company has not engaged in any transaction with respect to the Plans which would subject the Company to either a civil penalty assessed pursuant to Section 502(i) of ERISA or the tax or penalty on prohibited transactions imposed by Section 4975 of the Code. No actions, suits or claims with respect to the assets of the Plans (other than routine claims for benefits) have been served upon the Company and are currently pending or, to Seller’s Knowledge, otherwise pending or threatened and, to Seller’s Knowledge, there exist no circumstances which reasonably could be expected to give rise to any such actions, suits or claims (other than routine claims for benefits). To Seller’s Knowledge, no liability to the Pension Benefit Guaranty Corporation under Title IV of ERISA has been or reasonably could be expected to be incurred by the Company.

               (g) To Seller’s Knowledge, there exist no circumstances which reasonably could be expected to materially and adversely affect the qualified status of any Plan which is intended to be qualified under Section 401(a) of the Code.
               (h) To Seller’s Knowledge, Buyer or Parent has been provided with true and complete copies of all current documents pursuant to which the Plans are maintained, funded and administered (other than individual participant forms), and the most recent annual reports (I.R.S. Forms 5500 and attachments) for the Plans.
          3.16 Insurance. Schedule 3.16 contains a list as of the date hereof of all insurance policies maintained by the Company or CSOC which provide coverage to or for the benefit of the Company or CSOC or any director, manager or employee, as applicable, of the Company or CSOC in his or her capacity as such (the “Insurance Policies”). To Seller’s Knowledge, Buyer or Parent has received true and complete copies of all such Insurance Policies or summary of benefits or declaration pages relating thereto. Schedule 3.16 also describes any self-insurance or co-insurance arrangements currently being maintained by the Company or CSOC, including any reserves established thereunder. To Seller’s Knowledge, each Insurance Policy is in full force and effect. To Seller’s Knowledge, neither the Company nor CSOC is in default with respect to its obligations under any Insurance Policy. To Seller’s Knowledge, each of the Company and CSOC is current in all premiums due under the Insurance Policies or otherwise is in material compliance with their material obligations under each Insurance Policy.
          3.17 Tax Matters.
               (a) Except as contained in the Due Diligence Materials or as are set forth on Schedule 3.17(a): each of the Company and CSOC has filed all Tax Returns required to be filed by it prior to the date hereof; each such Tax Return was prepared in material compliance with applicable Tax laws and regulations; all Taxes due and payable by the Company or CSOC pursuant to such Tax Returns filed prior to the date hereof have been paid; and the Company and CSOC have withheld and paid over to the appropriate taxing authority all Taxes which they were required to withhold prior to the date hereof.
               (b) Except as contained in the Due Diligence Materials or as are set forth on Schedule 3.17(b):
                    (i) neither the Company nor CSOC has requested or been granted an extension of time for filing any Tax Return which has not yet been filed;
                    (ii) neither the Company nor CSOC has consented to extend the time in which any Material amount of Tax may be assessed or collected by any taxing authority;
                    (iii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any Material amount of Tax has been asserted or assessed by any taxing authority against the Company or CSOC;

          (iv) there is no audit or action, suit or taxing authority proceeding now in progress for which notice has been received by CSOC or the Company or which is, to Seller’s Knowledge, otherwise pending or threatened against the Company or CSOC;
          (v) there is no pending proceeding now in progress for which notice has been received by CSOC or the Company, or, to Seller’s Knowledge, pending or threatened claim or proceeding by a taxing authority in a jurisdiction where either the Company or CSOC does not file Tax Returns that the Company or CSOC, as applicable, is subject to taxation by that jurisdiction;
          (vi) neither the Company nor, to Seller’s Knowledge, CSOC has made any election under Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law);
          (vii) to Seller’s Knowledge, except for the tax consequences of the transactions contemplated hereby or those of the Sovereign Investment Transactions, neither the Company nor CSOC will be required to include any Material item of income in, or exclude any Material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local or foreign income Tax law) occurring prior to the Closing Date; (D) installment sale or open transaction disposition made prior to the Closing Date; or (E) prepaid amount received prior to the Closing Date;
          (viii) except for the tax consequences of the transactions contemplated hereby or of the Sovereign Investment Transactions, neither the Company nor, to Seller’s Knowledge, CSOC is a party to or bound by any Tax allocation or Tax sharing agreement;
          (ix) neither the Company nor, to Seller’s Knowledge, CSOC has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;
          (x) neither the Company nor, to Seller’s Knowledge, CSOC (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than one of which the Company is the common parent) or (B) to Seller’s Knowledge, has any liability for the Taxes of any other Person (other than the Company or CSOC) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, whether by contract or otherwise; and
          (xi) neither the Company nor, to Seller’s Knowledge, CSOC is a party to any agreement, contract, arrangement or plan that has resulted or, to Seller’s Knowledge, would result, separately or in the aggregate, in the payment of any “excess parachute payment”

within the meaning of Code §280G (or any corresponding provision of state, federal or foreign laws).
               (c) Schedule 3.17(c) lists all the states with respect to which the Company or CSOC currently files any corporate income or franchise tax returns.
               (d) Except as set forth on Schedule 3.17(d), neither the Company nor, to Seller’s Knowledge, CSOC is a partner or member of any partnership, limited liability company, joint venture or any other entity classified as a partnership for federal income tax purposes.
          3.18 Brokerage and Transaction Bonuses. Except as set forth on Schedule 3.18, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement entered into by Seller, the Company or CSOC. Except as set forth on Schedule 3.18 or contemplated by the Bonus Agreements or Escrow Agreement, to Seller’s Knowledge there are no special bonuses, severance fees or other similar compensation (discretionary or otherwise) payable to any employee of the Company or CSOC in connection with or arising out of the transactions contemplated hereby.
          3.19 Affiliate Transactions. Except as set forth on Schedule 3.19 or as otherwise contemplated by this Agreement, no Affiliate of Seller or officer or director of the Company or CSOC owns any beneficial interest in the Company or CSOC or, to Seller’s Knowledge, is a party to any material agreement, contract, commitment or transaction with the Company or CSOC or any of their material customers or suppliers, or, to Seller’s Knowledge, has any ownership interest in any assets or property of the Company or CSOC. Except as set forth on Schedule 3.19, none of the material assets or properties that are used by the Company or CSOC is owned by Arndt or any of his Affiliates (other than the Company and CSOC).
          3.20 Product Warranties. All products sold or delivered by the Company are sold and delivered in material conformity with the requirements of the applicable supplier. To Seller’s Knowledge, except as described on Schedule 3.20, no products sold or delivered by the Company are subject to any product guaranty, warranty or indemnity beyond the manufacturer’s warranty and the applicable standard terms and conditions of such sale. Except as described on Schedule 3.20, neither the Company nor CSOC has been notified in writing of any product claims for (and Seller has no Knowledge of any threatened claims for) any product recalls, extraordinary product returns or warranty claims outside of the Ordinary Course of Business relating to any of its products or services. To Seller’s Knowledge, except as set forth on Schedule 3.20, since December 31, 2004 there have been no product recalls, withdrawals or seizures with respect to any products sold or delivered by the Company.
          3.21 Product Liabilities. Except as set forth on Schedule 3.21, there is no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand of which the Company or CSOC has been formally served that is currently pending or, to Seller’s Knowledge, pending or threatened against the Company or CSOC alleging any injury to individuals or property as a result of the ownership, possession or use of any products sold or delivered by the Company or with respect to any services rendered by the Company which, if determined adversely, would have a Material Adverse Effect.
     3.22 Customers and Suppliers. Schedule 3.22 attached hereto sets forth (a) a list of the Company’s top ten customers (by volume of sales to customers) and (b) a list of the Company’s top ten suppliers (by volume of purchases from suppliers), in each case for the twelve-month period ended June 30, 2006. To Seller’s Knowledge, except as set forth on Schedule 3.22, the Company has not received any written or oral notice from any such customer that such customer will stop, or materially decrease the rate of or materially change the terms (whether related to payment, price or otherwise) with respect to, buying material products from the Company as a result of the consummation of the transactions contemplated hereby. To Seller’s Knowledge, except as set forth on Schedule 3.22, the Company has not received any written or oral notice from any such supplier to the effect that such supplier will stop, or materially decrease the rate of or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying any material materials, products or services to the Company or CSOC as a result of the consummation of the transactions contemplated hereby.
     3.23 Sovereign Investment Transactions. All obligations of the Company under the Sovereign Purchase Agreement required to have been performed on or prior to the date hereof have been fully and timely performed; no uncured default on the part of any party thereto has occurred and is continuing as of the date hereof; none of the representations or warranties of the Company contained in the Sovereign Purchase Agreement is untrue as of the date hereof; and as of the date hereof the Sovereign Purchase Agreement is in full force and effect, constitutes a valid and binding obligation of the Company, and is enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforceability of creditors’ rights in general and except as enforceability is subject to general principles of equity. Further, Arndt and Seller shall, and shall cause each of their Affiliates which is a party to the Sovereign Purchase Agreement to: (a) fully and timely perform in all material respects all of their respective obligations under the Sovereign Purchase Agreement required to be performed on or following the date hereof; (b) not suffer or permit any uncured default on their part under the Sovereign Purchase Agreement to occur and continue uncured beyond applicable periods of notice and cure; and (c) not do or omit to do, or permit to be done or omitted, from and after the date hereof anything which might result in any of the representations or warranties of the Company contained in the Sovereign Purchase Agreement becoming untrue in any material respect or in the Company being unable to achieve substantially full performance of those of its obligations thereunder required to be performed from and after the date hereof. For the purposes of this Section 3.23, neither the Company nor CSOC shall be deemed to be an “Affiliate” of either Seller or Arndt.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT
          As a material inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, each of Buyer and Parent hereby represents and warrants to Seller, as of the date hereof, as follows:

     4.1 Organization and Power. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub-Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each of Parent, Sub-Parent and Buyer is qualified to do business and is in good standing in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, which jurisdictions are set forth on Schedule 4.1, except where the failure to so qualify would not have a material and adverse effect upon the business, financial condition, cash flow, operations or value of Buyer and Parent, taken as a whole. Each of Parent, Sub-Parent and Buyer possesses all requisite limited liability company or corporate, as applicable, power and authority necessary to own or operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement, except where the failure to have such power and authority would not be material to Parent, Sub-Parent or Buyer. The copies of Parent’s certificate of formation and limited liability company agreement and of Sub-Parent’s and Buyer’s certificates of incorporation and bylaws which have been furnished to Seller reflect all amendments made thereto at any time prior to the date of this Agreement. None of Buyer, Sub-Parent or Parent is in default under, or in violation of, any provision of its certificate or articles of incorporation or bylaws or certificate of formation or limited liability company agreement, as applicable. Schedule 4.1 sets forth a list all of the current officers and directors of Buyer, Sub-Parent and Parent.
     4.2 Capitalization. The entire authorized Capital Stock of Buyer consists of 5,000 shares, of which 1,000 shares are issued and outstanding. Except as set forth on Schedule 4.2, all of the Capital Stock of Buyer is held of record by Sub-Parent, free and clear of all Liens. The entire authorized Capital Stock of Sub-Parent consists of 100 shares, of which 100 shares are issued and outstanding. Except as set forth on Schedule 4.2, all of the Capital Stock of Sub-Parent is held of record by Parent, free and clear of all Liens. The entire authorized Capital Stock of Parent consists of an unlimited number of Class A Units, as described and set forth in the LLC Agreement, of which 769,947.47 Class A Units will be issued and outstanding as of close of business on the date hereof. The issued and outstanding Class A Units of Parent will be held of record, as of close of business on the date hereof, as set forth on Schedule 4.2. Except as set forth on Schedule 4.2, none of Buyer, Sub-Parent nor Parent has outstanding any Capital Stock or membership interests containing any profit participation features, nor any stock appreciation rights or phantom stock plans. Except as set forth on Schedule 4.2 or in the LLC Agreement, none of Buyer, Sub-Parent or Parent is subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock or membership interests. To Buyer’s and Parent’s knowledge, none of Buyer, Sub-Parent or Parent has violated any federal or state securities laws in connection with the offer, sale or issuance of any of their Capital Stock or membership interests. All of the outstanding shares of Buyer’s Capital Stock, Sub-Parent’s Capital Stock and Parent’s membership interests have been duly authorized and validly issued and all of the outstanding shares of Buyer’s Capital Stock, Sub-Parent’s Capital Stock and Parent’s membership interests are fully paid and nonassessable (if applicable). Except as set forth on Schedule 4.2 or in the LLC Agreement, there are no agreements between Buyer’s shareholders, Sub-Parent’s shareholders or Parent’s members with respect to the voting or transfer of Buyer’s, Sub-Parent’s or Parent’s Capital Stock or membership interests. Except as set forth on Schedule 4.2, there are no bonds, debentures, notes or other indebtedness of Buyer, Sub-Parent or Parent outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any shareholders or members, as applicable, of Buyer, Sub-Parent or Parent may vote.
          4.3 Authorization; Noncontravention
               (a) The execution, delivery and performance by Buyer and Parent of this Agreement and all of the other closing agreements and instruments identified herein to which Buyer or Parent is a party have been duly authorized by Buyer, Sub-Parent and Parent and no other organizational act or other organizational proceeding on the part of Buyer, Sub-Parent or Parent is necessary to authorize such execution, delivery or performance or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer and Parent and constitutes the legal, valid and binding obligation of Buyer and Parent, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforceability of creditors’ rights in general and except as enforceability is subject to general principles of equity. Each of the other closing agreements and instruments identified herein to which Buyer or Parent is a party, when executed and delivered by Buyer or Parent, shall constitute a valid and binding obligation of such Person, enforceable in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforceability of creditors’ rights in general and except as enforceability is subject to general principles of equity. The Option Agreements and the issuance of the Class A Units contemplated thereby have been duly authorized by Parent, and when paid for in accordance with the Option Agreements, the Class A Units issued pursuant thereto will be validly issued. Parent has full power and authority to execute and deliver the Option Agreements and to consummate the transactions contemplated thereby.
               (b) Except as set forth on Schedule 4.3(b), the execution and delivery by Buyer and Parent of this Agreement and all of the other closing agreements and instruments identified herein to which Buyer or Parent is a party and the consummation of the transactions contemplated hereby and thereby do not (i) conflict with any of the material terms, conditions or provisions of, (ii) constitute a material breach or default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon Buyer’s Capital Stock, Sub-Parent’s Capital Stock, Parent’s membership interests, or Buyer’s, Sub-Parent’s or Parent’s assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any material obligation under, (v) result in a material violation of, or (vi) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any court or administrative or governmental body or agency pursuant to, any of Buyer’s, Sub-Parent’s or Parent’s charter documents, bylaws, limited liability company agreement or other constituent documents or any material agreement or instrument to which Buyer, Sub-Parent or Parent is a party or, to Buyer’s or Parent’s knowledge, any material law, statute, rule or regulation to which Buyer, Sub-Parent or Parent is subject or, to Buyer’s or Parent’s knowledge any material license, permit, order, judgment or decree to which Buyer, Sub-Parent or Parent is a party, except in each case which would not have a material and adverse effect upon the business, financial condition, cash flow, operations or value of Buyer, Sub-Parent and Parent, taken as a whole.
     4.4 Subsidiaries. Except as set forth on Schedule 4.4, none of Parent, Sub-Parent or Buyer has any Subsidiaries. Except as set forth Schedule 4.4, none of Parent, Sub-Parent or Buyer owns or holds the right to acquire any Capital Stock or other ownership interests in any other Person.
     4.5 Litigation. Except as set forth on Schedule 4.5, there are no material actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims which have been served upon Buyer, Sub-Parent or Parent and are currently pending or, to the knowledge of Buyer or Parent, pending or threatened against or affecting Buyer, Sub-Parent or Parent (or, to the knowledge of Buyer or Parent, pending or threatened against or affecting any of the officers, directors or employees of Buyer, Sub-Parent or Parent in their capacities as such), or to Buyer’s or Parent’s knowledge, pending or threatened by Buyer, Sub-Parent or Parent against any Person, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement) which, if determined adversely, would have a material and adverse effect upon the business, financial condition, cash flow, operations or value of Buyer, Sub-Parent and Parent, taken as a whole. Except as set forth on Schedule 4.5, none of Buyer, Sub-Parent or Parent is subject to any unsatisfied judgment, order or decree of any court or other governmental agency which, if not fully performed would have a material and adverse effect upon the business, financial condition, cash flow, operations or value of Buyer, Sub-Parent and Parent, taken as a whole.
     4.6 Brokerage and Transaction Bonuses. Except as set forth on Schedule 4.6, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement entered into by Buyer, Sub-Parent or Parent.
     4.7 Investment Representations. Buyer is acquiring the Shares and the Membership Interests for its own account and with the present intention of holding such securities for purposes of investment, and none of Buyer, Sub-Parent or Parent intends to sell such securities in a public distribution in violation of any applicable foreign, federal or state securities laws. Each of Buyer, Sub-Parent and Parent is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission.
     4.8 Disclosure. Each of Buyer and Parent acknowledges that it has been provided with an adequate opportunity to perform such analyses, testing and other due diligence investigations and inquiries as it has chosen to undertaken, and to ask questions and receive answers concerning the Due Diligence Materials, the receipt of which each of Buyer and Parent hereby further acknowledges. Each of Buyer and Parent hereby further confirms and agrees that it has had full and unrestricted access, subject to customary confidentiality restrictions, to such other information concerning CSOC and the Company as it has requested. Accordingly, Buyer and Parent further expressly agree and covenant, recognizing that Arndt and Seller are relying thereon and would not be entering into this Agreement unless they received such express agreement and covenant, that neither Arndt nor Seller shall be deemed to have breached any of their representations or warranties contained herein or to have made any misstatements, inaccuracies, falsifications or misrepresentations with respect thereto by reason of any fact, matter or thing of which Buyer or Parent at any time on or prior to the date hereof had Knowledge because of its having received and reviewed materials and/or otherwise having undertaken various due diligence and other investigation activities.
          4.9 Sovereign Investment Transactions. Buyer and Parent shall: (a) cause all obligations of the Company under the Sovereign Purchase Agreement required to be performed on or following the date hereof to be fully and timely performed in all material respects; (b) not suffer or permit any uncured default on the part of the Company thereunder to occur and continue uncured beyond applicable periods of notice and cure; and (c) not do or omit to do, or permit to be done or omitted, from and after the date hereof anything which might result in any of the representations or warranties of the Company contained in the Sovereign Purchase Agreement becoming untrue in any material respect or in the Company being unable to achieve substantially full performance of those of its obligations thereunder required to be performed from and after the date hereof.
ARTICLE V
ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING
          5.1 Survival and Limitation on Exercise of Remedies Periods. The agreements, covenants, warranties, representations, obligations and other provisions of this Agreement shall survive the Closing for, but only during, the specified periods of time hereinafter set forth, each of which periods of time also is hereby expressly agreed to be and constitute the period of time within which claims with respect to any and all actual or alleged breaches, non-performances or misperformances of such agreements, covenants, warranties, representations, obligations or other provisions must be made and any and all causes of action with respect to such claims must be brought, and if not so made and commenced, the right of the complaining party to assert any cause or causes of action with respect to any such actual or alleged breach, non-performance or misperformance shall be forever barred (individually, a “Limitation Period”); provided, however, that if written notice of any claim is made within the Limitation Period applicable thereto, then the applicable Limitation Period within which any and all causes of action with respect thereto must be brought shall be extended to that date which is sixty (60) days following the date on which written notice of such claim shall have been given; and provided, further, that if any cause of action is commenced prior to the expiration of the applicable Limitation Period (including the sixty (60) day extension thereof referred to in the “provided, however” clause of this Section 5.1), then notwithstanding what otherwise would be the expiration of such Limitation Period during the pendency of such suit, such Limitation Period for the particular claims which are the subject of such suit shall be extended until the final disposition of such pending litigation:
               (a) The Limitation Period (i.e., the survival period for, and the period within which any and all remedies must be exercised, except as such period may be extended to the limited extent and under the prescribed conditions set forth in the first paragraph of this Section 5.1) with respect to any actual or alleged breach, misperformance or non-performance of the Fundamental Representations, the Parent Fundamental Representations and the provisions of Sections 5.1, 5.2 and 5.6 and Articles I and VI shall be indefinite or, if such an indefinite period would be invalid or unenforceable under applicable law, then such period shall be the longest time permitted under any applicable rule against perpetuities;
               (b) The provisions of Sections 2.1 and 2.2 shall not survive the Closing;
               (c) The Limitation Period (i.e., the survival period for, and the period within which any and all remedies must be exercised, except as such period may be extended to the limited extent and under the prescribed conditions set forth in the first paragraph of this Section 5.1) with respect to any actual or alleged breach, misperformance or non-performance of any of the post-closing agreements, covenants or other obligations of the parties contained in Sections 5.3, 5.4, 5.7, 5.8 and/or 5.10 of this Agreement shall be sixty (60) days following the date on which the party seeking to exercise its remedies first discovers (or if the party is not an individual, on which any officer or director of the party or of any entity of which the party is a direct or indirect Subsidiary first discovers) the existence or occurrence of such actual or alleged breach, misperformance or non-performance;
               (d) The Limitation Period (i.e., the survival period for, and the period within which any and all remedies must be exercised, except as such period may be extended to the limited extent and under the prescribed conditions set forth in the first paragraph of this Section 5.1) with respect to any actual or alleged breach, misperformance or non-performance of the representations and warranties of the parties contained in Sections 3.23 and 4.9, as well as for the post-closing agreements, covenants and other obligations of the parties contained in Sections 2.3, 5.5, 5.9, 5.11, 5.12, 5.13, 5.14 and 5.15 of this Agreement shall be the applicable statutory or common law statute of limitations period therefor; and
               (e) The Limitation Period (i.e., the survival period for, and the period within which any and all remedies must be exercised, except as such period may be extended to the limited extent and under the prescribed conditions set forth in the first paragraph of this Section 5.1) with respect to any actual or alleged breach, misperformance or non-performance of all other representations and warranties of the parties contained in this Agreement shall be the date which is two (2) years from and after the Closing Date.
Each of Buyer and Parent specifically acknowledges, recognizes and understands that the provisions of this Section 5.1 constitute a material inducement for and material consideration to both Arndt and Seller for entering into this Agreement, selling the Shares and Membership Interests and performing their respective obligations hereunder, and that both Arndt and Seller would suffer irreparable harm and injury and neither would obtain the benefit of the bargain set forth in this Agreement (as specifically and extensively negotiated by the parties hereto) if the provisions of this Section 5.1 ever were determined to be illegal, invalid or unenforceable or if Buyer, Parent, the Company or CSOC, or any of their respective Affiliates or Subsidiaries, ever contested the legality, validity or enforceability of all or any of such provisions or ever asserted or attempted to obtain a judicial declaration to that effect.

     5.2 Limitation on Damages; Method and Order of Paying Claims. Except as otherwise specifically provided to the contrary in this Agreement, each of the parties hereto shall be entitled to enforce its rights under this Agreement by one or more actions to compel specific performance, to enjoin any breach, non-performance or misperformance or threatened breach, misperformance or non-performance of any provision hereof, and/or to recover or be reimbursed for any Losses on account of any actual or threatened breach, non-performance or misperformance of any provision hereof (it being understood that Arndt and Seller shall be jointly and severally liable for any such actual or threatened breaches, non-performances or misperformances by either of them). Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, in no event shall the Buyer Parties, collectively, ever be entitled to recover more from Seller and Arndt than the following cumulative amounts (it being clearly understood and agreed that the following figures represent the aggregate, cumulative and collective limitation of Seller and Arndt with respect to all claims, determined jointly and not separately for each):
          (a) With respect to causes of action relating to breaches, non-performances or misperformances of Section 3.23, breaches, non-performances or misperformances of Arndt’s, Seller’s and/or the Company’s obligations under the Sovereign Purchase Agreement, and/or for fraud with respect to the Sovereign Investment Transactions, the collective aggregate cumulative liability of Arndt and Seller to all Buyer Parties in respect of all such causes of action shall in no event exceed Seller’s and Arndt’s aggregate net after-tax proceeds from the sale of the Sovereign Properties;
          (b) With respect to causes of action relating to breaches, non-performances or misperformances of the Fundamental Representations and/or of Arndt’s and/or Seller’s obligations under Sections 5.3, 5.4, 5.7, 5.8 and/or 5.10, the collective aggregate cumulative liability of Arndt and Seller to all Buyer Parties in respect of all such causes of action shall in no event exceed Seller’s and Arndt’s aggregate net after-tax proceeds from the sale of the Shares and Membership Interests;
          (c) With respect to causes of action relating to breaches, non-performances or misperformances of Arndt’s and/or Seller’s obligations under Sections 2.3(d), 5.5 and/or 5.9, the collective aggregate cumulative liability of Arndt and Seller to all Buyer Parties in respect of all such causes of action shall in no event exceed the lesser of the amounts provided for in such provisions or the Escrow Amount;
          (d) With respect to causes of action relating to breaches, non-performances or misperformances of any, some or all of the other provisions of Article III, the collective aggregate cumulative liability of Arndt and Seller to all Buyer Parties in respect of all such causes of action shall in no event exceed the Escrow Amount; provided, however, that neither Seller nor Arndt shall have any liability of any kind or amount whatsoever under this clause (d) unless and until the aggregate amount of all Losses for which Seller and Arndt would, but for this proviso, be liable, exceeds on a cumulative basis an amount equal to $250,000, and then Seller or Arndt shall be liable only for such damages or Losses as are in excess of the $250,000; and

          (e) With respect to the aggregate of all causes of action, including those set forth in clauses (b), (c) and (d) above but other than those set forth in clause (a) above, the total aggregate cumulative liability of Arndt and Seller to all Buyer Parties with respect to all such causes of action shall in no event exceed Arndt’s and Seller’s net after-tax proceeds from the sale of the Shares and the Membership Interests.
     Nothing contained in this Section 5.2 or elsewhere in this Agreement shall be interpreted or construed to preclude any of the Buyer Parties from recovering actual Losses in connection with any action or claim based upon actual and intentional fraud, but (I) any such action or claim shall be subject to the applicable statutes of limitation for actual and intentional fraud, (II) the collective aggregate cumulative liability of Arndt and Seller to all Buyer Parties in respect of all such actions or claims shall in no event exceed, except as otherwise provided in clause (a) above, Seller’s and Arndt’s aggregate net after-tax proceeds from the sale of Shares and Membership Interests, and (III) all amounts for which Arndt and Seller may be liable with respect to actual and intentional fraud shall be included within the total aggregate cumulative liability amount limits set forth in clause (e) above and shall not be in addition thereto.
     Each of Buyer, Parent, the Company and CSOC, for themselves, their respective Affiliates and Subsidiaries, and the permitted successors and assigns of each, specifically acknowledges and agrees that the sole and exclusive remedies of the Buyer Parties for any breach, misperformance or non-performance of any warranty, representation, agreement, covenant or other obligation on the part of Seller and/or Arndt contained herein, other than an equitable action seeking non-monetary relief, shall be as set forth in this Section 5.2, and any action or claim thereupon or therefor shall be brought within the times set forth in Section 5.1 above.
     Claims shall be reduced and mitigated, by and to the extent, that the complaining party shall be entitled to receive proceeds under insurance policies, risk sharing pools, or similar arrangements specifically as a result of, and in compensation for, the subject matter of such complaining party’s claim; provided, however, that claims shall not be reduced by tax benefits, if any. Further, the complaining party shall be under the obligation to undertake commercially reasonable efforts to mitigate any and all injuries and Losses of any type whatsoever.
     Any amounts determined to be owing by Seller or Arndt to any of the Buyer Parties shall be paid, in chronological order based upon the date of written notice of claim, in the first instance from funds then being held in the Escrow Account, and Seller and Arndt shall execute any written instruction required by the Escrow Agent to facilitate such payment. Any other agreed upon or finally adjudicated claim of the Buyer Parties shall be paid by wire transfer of immediately available funds from Seller or Arndt to an account designated by the applicable Buyer Party within ten days after the determination thereof. All payments by Seller or Arndt under this Section 5.2 shall be deemed adjustments to the Purchase Price.
     Each of Buyer and Parent specifically acknowledges, recognizes and understands that the provisions of this Section 5.2 constitute a material inducement for and material consideration to both Arndt and Seller for entering into this Agreement, selling the Shares and Membership Interests and performing their respective obligations hereunder, and that both Arndt and Seller would suffer irreparable harm and injury and neither would obtain the benefit of the bargain set forth in this Agreement (as specifically and extensively negotiated by the parties hereto) if the provisions of this Section 5.2 ever were determined to be illegal, invalid or unenforceable, or if Buyer, Parent, the Company or CSOC, or any of their respective Affiliates or Subsidiaries, ever contested the legality, validity or enforceability of all or any of such provisions, or ever asserted or attempted to obtain a judicial declaration to that effect, or ever breached or attempted to breach any of the provisions of this Section 5.2.
     Notwithstanding anything contained in this Agreement to the contrary, in the event that Buyer, Parent and/or the Company shall at any time after the Closing bring a legal action against Arndt or Seller with respect to any actual or alleged breach, misperformance or non-performance of any of their surviving representations, warranties, covenants, agreements or other obligations hereunder, and if the subject matter of that legal action is such that, had the legal action been brought by a third party against Arndt or Seller, Arndt or Seller would be entitled to indemnification from the Company or CSOC by virtue of any then-existing indemnity provisions contained in the Company’s or CSOC’s organizational documents or under applicable law or under any agreement to which the Company or CSOC then is a party, then each of Arndt and Seller agrees that it shall not assert the existence of such indemnification provision as a defense, counter-claim or cross-claim against Buyer, Parent and/or the Company, unless and until it is determined to be the prevailing party in such legal action; provided, however, that the provisions of this paragraph shall be enforceable only to the extent that the same do not preclude Arndt or Seller, under applicable law and rules of civil procedure, from being able to assert such indemnification provision as a defense, counter-claim or cross-claim against Buyer, Parent and/or the Company after it is determined to be the prevailing party.
     5.3 Mutual Assistance. The parties hereto agree that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any federal, state, local or foreign governmental authority required to be submitted jointly by such Persons in connection with the execution and delivery of this Agreement and/or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby (including, without limitation, those referred to in Sections 2.3, 5.9, 5.11, 5.12, 5.13, 5.14 and 5.15 below).
     5.4 Press Release and Announcements. The parties shall cooperate with each other as to the timing and content of a press release regarding the Closing.
     5.5 Expenses. Except as otherwise provided herein, Buyer and Parent shall pay all of their own and all of their Affiliates’ fees, costs and expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the agreements contemplated hereby and the Sovereign Investment Transactions, the performance of their obligations hereunder and thereunder and under the Sovereign Investment Transactions, and the consummation of the transactions contemplated hereby and thereby and under the Sovereign Investment Transactions. Except as otherwise provided herein, Arndt and Seller shall pay all of their own and all of their Affiliates’ fees, costs and expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses)

incurred in connection with the negotiation of this Agreement, the agreements contemplated hereby and the Sovereign Investment Transactions, the performance of their obligations hereunder and thereunder and under the Sovereign Investment Transactions, and the consummation of the transactions contemplated hereby and thereby and under the Sovereign Investment Transactions. Notwithstanding the foregoing, each of Buyer and Parent understands that the Company has paid and has agreed to continue to pay Arndt’s and Seller’s legal, accounting and consulting fees and expenses incurred in connection with the negotiation of this Agreement, the agreements contemplated hereby and the Sovereign Investment Transactions, the performance of their obligations hereunder and thereunder and the Sovereign Investment Transactions and the consummation of the transactions contemplated hereby and thereby and the Sovereign Investment Transactions, and agrees that the same was and is appropriate and does not constitute a breach of any representation, warranty, covenant, agreement or indemnity contained herein; provided, however, that any and all such fees and expenses of Arndt and/or Seller that were not paid by the Company prior to the Closing shall, after payment by the Company, be deducted in the calculation of the Adjustment Amount; and provided, further, that from and after the Final Determination Date any and all such fees and expenses of Arndt and/or Seller that were neither paid by the Company prior to the Closing nor deducted in arriving at the Adjustment Amount shall be paid by Arndt and Seller. Buyer and Parent shall direct the Company to pay all accrued fees and expenses within fifteen (15) days after receipt of invoices. Further, for purposes of calculating the Adjustment Amount, except as provided above with respect to Seller and/or Arndt’s fees and expenses, Parent and Buyer shall not charge the Company or CSOC with amounts expended in connection with this transaction, including but not limited to, any financing costs.
     5.6 Specific Performance; Injunctive Relief. Each of Parent, Arndt, Seller and Buyer acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each of Parent, Arndt, Seller and Buyer agree that the other parties shall be entitled to an injunction or injunctions, subject to the provisions of Section 5.1 above, to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.
     5.7 Further Assurances. In the event that any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further reasonable action (including the execution and delivery of such further reasonable instruments and documents) as any other party hereto may reasonably request.
     5.8 Confidentiality. Except when employed by the Company, Buyer, Parent, CSOC or any of their respective Affiliates or Subsidiaries, from and after the Closing each of Seller and Arndt agrees not to disclose or use at any time (and shall cause each of his or its Affiliates not to disclose or use at any time from and after the Closing) any Confidential Information of the Company or CSOC. Each of Seller and Arndt further agrees to undertake commercially reasonable steps under the circumstances (and to cause each of his or its Affiliates to undertake commercially reasonable steps under the circumstances) to safeguard such Confidential Information and protect it from disclosure, misuse, espionage, loss and theft. Notwithstanding anything herein to the contrary, Seller or Arndt may disclose Confidential Information (x) if required by law (and in such event, Seller or Arndt shall promptly notify Buyer thereof in writing, and in his notification generally provide the nature of the legal requirement and the scope of the required disclosure), or (y) in connection with any enforcement proceedings relating to this Agreement or the Arndt Employment Agreement. Nothing herein shall be construed to limit Arndt’s use of Confidential Information for the benefit of Buyer, Parent, the Company or CSOC at any time Arndt may be employed by Buyer, Parent, the Company or CSOC. For the purposes of this Section 5.8, no party to any distributorship or supply agreement with the Company or CSOC shall be deemed to be an “Affiliate” or “Subsidiary” of either Arndt or Seller.
          5.9 Certain Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters relating to the Company or CSOC:
               (a) Seller and Arndt shall be jointly and severally responsible for the payment of, and shall fully pay if the Company or CSOC has not prior to Closing fully paid or made adequate provision for the future payment of: (i) any and all income and similar Taxes (including applicable state franchise taxes based on income) of the Company, and fifty percent (50%) of any and all income and similar Taxes (including applicable state franchise taxes based on income) of CSOC, for all taxable periods ending before the Closing Date and the portion through the end of the day immediately prior to the Closing Date for any Taxable period that includes (but does not end on) such date (the “Pre-Closing Tax Period”), (ii) any and all income and similar Taxes (including applicable state franchise taxes based on income) of any Affiliated Group of Seller, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign law or regulation, for any Pre-Closing Tax Period, (iii) any and all income and similar Taxes (including applicable state franchise taxes based on income) of any Person imposed on the Company and fifty percent (50%) of any and all income and similar Taxes (including applicable state franchise taxes based on income) of any Person imposed on CSOC, in each case as a transferee or successor, whether by contract or pursuant to any law, rule or regulation, for any Pre-Closing Tax Period, and (iv) any income Taxes arising out of the consummation of the transaction described in Section 2.2(b)(ix)(B)(I) above, in each case which Taxes relate to an event or transaction occurring before the Closing; provided, however, that Seller and Arndt shall be responsible only to the extent that such Taxes are in excess of the amount, if any, of such Taxes reflected as a liability on the face of the Closing Balance Sheet. Seller and Arndt shall jointly and severally reimburse Buyer for any Taxes which are the responsibility of Seller pursuant to this Section 5.9(a) within ten (10) business days after receipt of written notice of the payment of such Taxes by Buyer or the Company.
               (b) Seller shall prepare, and Buyer shall review and approve, all Tax Returns relating to such income and similar Taxes (including applicable state franchise taxes based on income) for Pre-Closing Tax Periods for the Company and CSOC which are required to be filed after the Closing Date. Each such Tax Return shall be prepared in a manner consistent with past practice, except as otherwise required by applicable law and except to the extent that any of the transactions contemplated hereby or any of the Sovereign Investment Transactions are not consistent with past practice. Promptly following (i) finalization of any such Tax Returns for Pre-Closing Tax Periods for the Company and CSOC which are required to be filed after the Closing Date and (ii) receipt by the Company or CSOC of any amounts owed to the Company by Seller or Arndt pursuant to Section 5.9(a) above with respect to the Taxes covered by such Tax Returns, Buyer shall cause the Company and CSOC to file such Tax Returns and fully pay such Taxes.
     (c) In no event shall Arndt or Seller be responsible for any income or similar Taxes (including applicable state franchise taxes based on income) of the Company or CSOC for any period other than the Pre-Closing Tax Period.
     (d) Any refunds relating to income or similar Taxes (including applicable state franchise taxes based on income) paid by the Company or CSOC that are received by Buyer, Parent, the Company or CSOC, and any amounts credited against such Taxes to which Buyer, Parent, the Company or CSOC become entitled, that relate to any Pre-Closing Tax Period or the portion of any Straddle Period that ends prior to the Closing Date shall be for the account of Seller, to the extent that the amount of such Taxes, if any, are not reflected as an asset on the face of the Closing Balance Sheet, and Buyer shall deliver to Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.
     (e) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company or CSOC for the portion of the Pre-Closing Tax Period that ends on the day immediately prior to the Closing Date shall be determined based on an interim closing of the books as of the close of business on the day immediately prior to the Closing Date, and the amount of other Taxes of the Company or CSOC for a Straddle Period which relate to the portion of the Pre-Closing Tax Period that ends on the day immediately prior to the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period, multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the day immediately prior to the Closing Date, and the denominator of which is the number of days in such Straddle Period.
     (f) Buyer, Parent, Arndt and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.9 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Parent agree to cause the Company and CSOC (A) to retain all books and records with respect to Tax matters pertinent to the Company or CSOC relating to any taxable period, whether beginning before or after the Closing Date, until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give Arndt reasonable advance written notice prior to transferring, destroying or discarding any such books and records and, if Arndt so requests, to allow Arndt to take possession of such books and records. Buyer, Parent, Arndt and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).
               (g) All transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other like fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne 100% by the Buyer, and Buyer and Parent shall cause the Company and CSOC to file all necessary Tax Returns and other documentation, if any, with respect to all such transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees, and, if required by applicable law, Buyer and Seller shall join in the execution of any such Tax Returns and other documentation.
          5.10 Non-Compete. Arndt hereby acknowledges that he is familiar with the Company’s and CSOC’s trade secrets and with other Confidential Information. Arndt acknowledges and agrees that Parent, Buyer, the Company and CSOC would be irreparably harmed if Arndt were at any time after the date hereof during the Restricted Period to provide services to or otherwise participate in the business of any Person competing with the Company and CSOC and that any such competition by Arndt at any time after the date hereof during the Restricted Period would result in a significant loss of goodwill. Arndt further acknowledges and agrees that the covenants and agreements set forth in this Section 5.10 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Arndt breached the provisions of this Section 5.10. Therefore, in further consideration of the amounts paid to Seller, of which Arndt is the sole beneficiary and trustee:
                  (a) Arndt agrees that, until the fifth anniversary of the Closing (the “Restricted Period”), Arndt shall not (and Arndt shall cause his Affiliates not to), anywhere in the Restricted Territories, directly or indirectly own, manage, control, participate in, consult with, render services for, or in any other manner engage in any Restricted Business (other than for or on behalf of Parent, Buyer, the Company, CSOC or any of their respective Affiliates or Subsidiaries); provided that nothing herein shall prohibit Arndt or his Affiliates from being a party to the Option Agreement, owning Parent Equity Units or being a passive owner of not more than 2% of the outstanding Capital Stock of any class of a publicly or privately traded Person, so long as neither Arndt nor any of his Affiliates has any active participation in the business of such Person. Arndt acknowledges that the Company’s business has been or is presently being conducted in the jurisdictions set forth on Schedule 3.1 and that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Company’s and CSOC’s businesses.
                  (b) During the Restricted Period, Arndt shall not (and Arndt shall cause his Affiliates not to) directly or indirectly through another Person (i) induce or attempt to induce any employee of the Company or CSOC to leave the employ of the Company or CSOC, or in any way interfere with the relationship between the Company or CSOC and any employee thereof, or (ii) hire any Person who was an employee of the Company or CSOC or any of their respective Affiliates at any time during the 180 day period immediately prior to the date on which such hiring would take place, or (iii) induce or attempt to induce any customer, supplier or licensee of the Company or CSOC or any of their respective Affiliates to cease doing business or decrease the volume of business which they are doing with the Company or CSOC or any of their respective Affiliates, or in any way interfere with the relationship between any such customer, supplier or licensee and the Company or CSOC or any of their respective Affiliates; provided that nothing contained herein shall be construed to preclude Arndt from performing his lawful duties and job responsibilities under the Arndt Employment Agreement.
               (c) If, at the time of the enforcement of the covenants contained in this Section 5.10 (the “Restrictive Covenants”), a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the Restrictive Covenants to cover the maximum duration, scope and area permitted by law. Because of Arndt’s and Seller’s access to Confidential Information, because the continued maintenance of the Company’s existing relationships with its employees, suppliers, customers, licensees and distributors is of critical importance to the success of the Company, and because the restrictions imposed in this Section 5.10 were a critically bargained for element of the sale of Stock and Membership Interests, each of Arndt, Seller, Parent, Buyer and the Company expressly understand, acknowledge, affirm and agree that money damages would not be an adequate remedy for any breach or attempted breach by Arndt or Seller of their respective obligations under this Section 5.10, and that the appropriate remedy therefor would be specific performance and/or injunctive or other equitable relief. Accordingly, in the event of any breach or threatened breach by Arndt or Seller of any of their respective obligations under this Section 5.10, Parent, Buyer, the Company or CSOC (as applicable) or their successors or assigns may, in addition to other rights and remedies existing in their favor, but subject to the preceding sentence and to the provisions of Sections 5.1 and 5.2 above, apply to any court of competent jurisdiction in the State of Arizona for specific performance and/or injunctive or other non-monetary relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). Arndt has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company’s and CSOC’s businesses and the substantial investment in the Company made by Buyer hereunder. Arndt further acknowledges and agrees that the Restrictive Covenants are being entered into by it in connection with the sale by Seller (of which Arndt is the sole beneficiary and trustee) of the Shares and with the sale by Arndt of the Membership Interests pursuant to this Agreement, and that the consideration paid to Seller constitutes sufficient consideration for the Restrictive Covenants.
          5.11 Future Releases. In the event that at any time, or from time to time, following the Closing Date Arndt or Seller determines that either or both of them, or any of their respective Affiliates, remains personally obligated or liable under any guarantee or contractual obligation to any supplier, distributor or other Person entered into or otherwise established prior to the Closing for matters benefiting, supplied to or received by the Company or CSOC (“Arndt Guarantied

Obligations”), then promptly following being made aware of the same Parent, Buyer and the Company shall be jointly and severally responsible for using commercially reasonable efforts to obtain and cause to be delivered to Arndt and/or Seller (as the case may be) duly executed written releases from such supplier, distributor or other Person, in form and substance reasonably satisfactory to Arndt and Seller, with respect to such Arndt Guarantied Obligations. In the event that at any time, or from time to time, following the Closing Date the Company determines that it remains personally obligated or liable under any guarantee or contractual obligation to any Person entered into or otherwise established prior to the Closing with respect to personal obligations of Arndt or Seller (“Personal Guarantied Obligations”), then promptly following being made aware of the same Arndt and Seller shall be jointly and severally responsible for using commercially reasonable efforts to obtain and cause to be delivered to the Company duly executed written releases from such Person, in form and substance reasonably satisfactory to the Company, with respect to such Personal Guarantied Obligations. To the extent that at any time, or from time to time, following the Closing Date Arndt or Seller is required to pay any amount with respect to any Arndt Guarantied Obligations, or Parent, Buyer or the Company is required to pay any amount with respect to any Personal Guarantied Obligations, then Buyer, Parent and Company shall be jointly and severally responsible, in the case of any Arndt Guarantied Obligations, and Arndt and Seller shall be jointly and severally responsible, in the case of any Personal Guarantied Obligations, either for forthwith causing the Arndt Guarantied Obligation (or, as the case may be, Personal Guarantied Obligation) to be paid in full or for forthwith fully reimbursing the other party (i.e., Arndt or Seller, in the case of any amount required to be paid by either or both of them with respect to the Arndt Guarantied Obligations, and Buyer, Parent or the Company, in the case of any amount required to be paid by any one or more or all of them with respect to the Personal Guarantied Obligations) for all amounts paid by the other party on account thereof, together with any and all actual Losses incurred by the other party in connection therewith.
     5.12 Consent to Stewart Oil (El Paso) Warehouse Facility Assignment and Assumption. From and after the Closing Date Parent, Buyer and Company shall cooperate with and assist Seller and Arndt in obtaining the consent of the City of El Paso, Texas to the Stewart Oil (El Paso) Warehouse Facility Assignment and Assumption and/or to any subsequent disposition of the Stewart Oil (El Paso) Warehouse Facility by Seller.
     5.13 Delayed Closing of Sovereign Investment Transactions; Continuing Obligations of the Company and CSOC Thereunder. In the event that the Sovereign Investment Transactions have not been consummated on or prior to the Closing Date but the Sovereign Purchase Agreement continues to remain in full force and effect at such time, then from and after the Closing Buyer and Parent shall, jointly and severally, be responsible for causing the Company to continue to perform, comply with and abide by all of its obligations, as seller, thereunder required to be performed from and after such date until the Sovereign Purchase Agreement either has been terminated through no fault, delay or breach on the part of the Company or the Sovereign Investment Transactions have been consummated in accordance with the terms and conditions of such agreement, including, without limitation, undertaking and/or causing the Company to undertake the following actions: (a) cooperating with each of Sovereign, CSOC, Seller and B.A.R.T. Investments L.L.C. – I to cause fee title to each of the 2640 North 31st

Avenue, Phoenix, Arizona real property and facilities (which then would be owned by Seller), the 2810 North 31st Avenue, Phoenix, Arizona real property and facilities (which then would be owned by B.A.R.T. Investments L.L.C. — I ), the 901 & 941 South Park Avenue, Tucson, Arizona real property and facilities (which then would be owned by B.A.R.T. Investments L.L.C. – I), the 10925 Marconi Way, El Paso, Texas real property and facilities (which then would be owned by Seller), the 800 Candelaria Road NE, Albuquerque, New Mexico real property and facilities (which then would be owned by B.A.R.T. Investments L.L.C. – I), the 4581 Eaker Street, North Las Vegas, Nevada real property and facilities (which then would be owned by Seller) and the 9052 Yosemite Street, Henderson, Colorado real property and facilities (which then would be owned by CSOC) to be conveyed to Sovereign in accordance with the provisions of the Sovereign Purchase Agreement; (b) causing the Company, as tenant, and Sovereign, as landlord, to duly execute and deliver to each other Lease Termination Agreements and Sovereign Replacement Leases for each of the 2810 North 31st Avenue, Phoenix, Arizona real property and facilities, the 901 & 941 South Park Avenue, Tucson, Arizona real property and facilities, the 2640 North 31st Avenue, Phoenix, Arizona real property and facilities, the 10925 Marconi Way, El Paso, Texas real property and facilities, the 800 Candelaria Road NE, Albuquerque, New Mexico real property and facilities, and the 4581 Eaker Street, North Las Vegas, Nevada real property and facilities, in the forms attached hereto, respectively, as Exhibits K-1, K-2, K-3, K-4, K-5 and K-6; (c) causing Parent to duly execute and deliver to Sovereign a guaranty of the Company’s obligations under each of the Sovereign Replacement Leases in the forms attached hereto, respectively, as Exhibits L-1, L-2, L-3, L-4, L-5 and L-6; (d) cooperating with CSOC and Sovereign to cause CSOC, as tenant, and Sovereign, as landlord, to duly execute and deliver to each other a Lease Termination Agreement and Sovereign Replacement Lease for the 9052 Yosemite Street, Henderson, Colorado real property and facility, in the form attached hereto as Exhibit K-7; (e) causing Parent to duly execute and deliver to Sovereign, and the Company to duly execute and deliver to Sovereign, guaranties of CSOC’s obligations under such Sovereign Replacement Lease, in the forms attached hereto as Exhibit L-7 and Exhibit L-8; and (f) causing fifty percent (50%) of the net proceeds from the sale of the 9052 Yosemite Street, Henderson, Colorado real property and facilities be distributed directly from the real estate escrow to Arndt (whether by executing and delivering instructions to such effect to the real estate escrow agent, or otherwise); provided, however, that if the sale to Sovereign of the 9052 Yosemite Street, Henderson, Colorado real property and facilities has not been consummated by November 1, 2006, then no later than five (5) business days thereafter Buyer shall, and Parent shall cause Buyer to, immediately deliver to Arndt, by wire transfer of immediately available federal funds to an account previously designated by Arndt, good funds in the amount of $900,000 (and upon receipt thereof Arndt no longer shall have any interest in CSOC or the 9052 Yosemite Street, Henderson, Colorado real property and facilities (and in the event that after receipt of such $900,000 payment from Buyer Arndt subsequently receives any funds from the sale of that property, Arndt shall within five (5) business days following receipt of such funds immediately cause the same to be redelivered to Buyer)).
     5.14 Consequences of Rent Reallocation for Henderson, Colorado Property. Each of Buyer and Parent acknowledges having been advised that, prior to the Closing Date, Sovereign duly exercised its right under the Sovereign Purchase Agreement (by executing and delivering Letter Agreement #1, dated July 27, 2006) to reallocate the total amount of rent payable under the Sovereign Replacement Leases among the Sovereign Investment Properties. As a result of such reallocation, but only in the event that Sovereign subsequently acquires the 9052 Yosemite Street, Henderson, Colorado real property and facilities, the initial amount of rent payable by CSOC under the Sovereign Replacement Lease for such Sovereign Investment Property will rise from $300,000 per year to $350,000 per year (but the aggregate amount of rent payable by the Company and CSOC to Sovereign under all Sovereign Replacement Leases will not change as a result of that election). Since CSOC is the tenant under the Sovereign Replacement Lease for the 9052 Yosemite Street, Henderson, Colorado real property and facility, and Buyer will own fifty percent (50%) of the Membership Interests, it is necessary than an appropriate arrangement be entered into with the other member of CSOC (Shell Oil Products US) such that Shell Oil Products US not be adversely affected in any manner by Sovereign’s rent reallocation election. Accordingly, Buyer and Parent hereby agree to be jointly and severally responsible for causing an equitable adjustment with Shell Oil Products US (the other member in CSOC) to be reached such that there is no net effect to Shell Oil Products US from such rent change.
     5.15 Additional Tenant Obligations. Each of Buyer and Parent acknowledges being advised that upon and subject to the terms and conditions set forth in that certain Letter Agreement #2, dated September 8, 2006 (which constitutes a portion of the Sovereign Purchase Agreement), CSOC, as tenant under the Sovereign Replacement Lease for the 9052 Yosemite Street, Henderson, Colorado real property and facility, and the Company, as tenant under the Sovereign Replacement Leases for the 800 Candelaria Road NE, Albuquerque, New Mexico and 4581 Eaker Street, North Las Vegas, Nevada real properties and facilities, have made certain additional confirmations thereunder to Sovereign with respect to the status of completion of certain work recently performed on such sites, as well as certain future promises to Sovereign thereunder with respect to potential future paving of outside storage areas, and confirms that such additional confirmations and future promises are acceptable to it and that in no event shall the Purchase Price, Estimated Adjustment Amount or Adjustment Amount be modified, or any claim made or asserted against Arndt or Seller, on account thereof or with respect thereto (except, with respect to the additional confirmations contained in Letter Agreement #2, if Sovereign hereafter should assert that the confirmations were untrue in any material respect). Each of Buyer and Parent further acknowledges being advised that pursuant to Paragraph 6 of the aforesaid Letter Agreement #2, dated September 8, 2006, CSOC has agreed to cause certain stormwater containment work (the “Additional Tenant Obligations”) to be performed with respect to the 9052 Yosemite Street, Henderson, Colorado real property and facility within sixty (60) days following the date on which the Sovereign Investment Transactions are consummated (the “Sovereign Closing Date”) and that Arndt has guaranteed, at his sole cost and expense, that such Additional Tenant Obligations will be completed within such sixty (60) day period to the mutual satisfaction of Sovereign and Arndt (and in accordance with the underlying spirit evidenced by Letter Agreement #1, dated July 27, 2006, which was terminated by Letter Agreement #2, dated September 8, 2006). Accordingly, Buyer and Parent hereby confirm that they shall be responsible for causing CSOC to undertake, perform and complete in a timely and proper manner all of the Additional Tenant Obligations and otherwise for causing CSOC and the Company to fully and timely comply with and abide by all of CSOC’s and the Company’s other promises set forth in, and in accordance with the terms and conditions of, Letter Agreement #2. Seller agrees that fifty percent (50%) of the cost of any Additional Tenant Obligations paid after the Closing Date by CSOC, Parent or Buyer may be deducted from the Adjustment Amount, or otherwise paid to CSOC by Arndt or Seller if the Adjustment Amount already has been finally determined pursuant to this Agreement. Each of Buyer and Parent, for themselves, the Company and CSOC, specifically acknowledges and agrees that, notwithstanding anything contained in this Agreement to the contrary, all proceeds from the sale of the Sovereign Properties (other than from the sale of the 9052 Yosemite Street, Henderson, Colorado real property and facility), and fifty percent (50%) of the proceeds from the sale of the 9052 Yosemite Street, Henderson, Colorado real property and facility, whether the Sovereign Closing Date occurs simultaneously with, or prior or subsequent to, the Closing Date are, and always shall remain, the sole and exclusive property of Seller, Arndt and their respective Affiliates, and Parent and Buyer shall be jointly and severally responsible for promptly delivering to Arndt and Seller, and for causing the Company and CSOC to promptly deliver to Arndt and Seller, any such proceeds which at any time come into their possession and/or control.
ARTICLE VI
MISCELLANEOUS
     6.1 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived, if such amendment or waiver is set forth in a writing executed by the party against whom such amendment or waiver is to be enforced. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.
     6.2 Notices. All notices, demands and other communications required or permitted to be given or delivered under or by reason of the provisions of this Agreement shall be in writing to be effective and shall be deemed to have been received (i) when personally delivered by an independent, reputable third-party courier service ,or (ii) when sent by confirmed telecopy (with hard copy to follow), or (iii) one business day following the day when deposited with a reputable and established overnight express courier (charges prepaid), or (iii) five days following the date of mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to Arndt, Seller, the Company, Parent and Buyer shall be sent to the addresses indicated below:
Notices to Seller/Arndt:
Thomas F. Arndt
P. O. Box 3644
Carefree, Arizona 85377
Telecopy: 480-595-2490

with a copy to (which shall not constitute notice):
Carson Messinger Elliott Laughlin & Ragan, PLLC.
Attn: William A. Clarke, Esq. and Paul B. Kertman, Esq.
3300 North Central Avenue, 19th Floor
Phoenix, Arizona 85012
Telecopy: 602-277-4507
Notices to the Company, Buyer or Parent:
SPI Petroleum LLC
1120 NW 63rd Street; Suite 300
Oklahoma City, Oklahoma 73116
Attn: Chief Executive Officer
Telecopy: (405) 848-3508
with a copy to (which shall not constitute notice):
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attn: Richard W. Porter, P.C. and Martin A. DiLoreto, Jr.
Telecopy: (312) 861-2200
          6.3 Binding Agreement; Successors and Assigns.
               (a) This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, beneficiaries, representatives and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Seller or Arndt without the prior written consent of Parent, or assigned or delegated by any of Parent, Buyer, CSOC or the Company without the prior written consent of Arndt.
               (b) Notwithstanding anything contained in Section 6.3(a) to the contrary, following the Closing any party may assign their rights under this Agreement for financing (including as collateral security), tax planning or estate planning purposes without the consent of the other parties.
          6.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be illegal, invalid or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, and such invalid, unenforceable or illegal provision shall be replaced by a provision which the court determines to be substantially equivalent to that stricken in order to give effect to the overall underlying intent of the parties (as demonstrated by the provisions originally contained herein).

     6.5 Interpretation. The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. The use of the word “including” (or definitions thereof) herein shall mean “including without limitation.” The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Time is of the essence of each and every covenant, agreement and obligation in this Agreement.
     6.6 No Third-Party Beneficiaries. Unless otherwise expressly provided to the contrary in any particular provision hereof (and then only to the limited extent set forth in such provision), nothing contained in this Agreement is intended or shall be construed to confer upon or give to any Person (other than the parties hereto and their respective permitted successors and assigns) any rights or remedies under or by reason of this Agreement (for purposes of clarification, agents, representatives, employees and creditors of Buyer, Parent, the Company or CSOC or any of their respective Affiliates or Subsidiaries (other than those individuals who are parties to the Bonus Agreements and Option Agreements) shall have no rights or remedies under or by reason of this Agreement).
     6.7 Complete Agreement. This Agreement, together with the Exhibits and Schedules attached hereto or referenced herein, the El Paso Real Estate Contract, and the Sovereign Purchase Agreement and the Exhibits attached thereto, contain the entire agreement and understanding among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings by or among all or some of the parties, whether written or oral, relating to such subject matter in any way (including, without limitation, the provisions of any and all prior confidentiality arrangements).
     6.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.
     6.9 Electronic Delivery. This signed Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any signed amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity, genuineness of original signature or conformity to original.
     6.10 Governing Law; Jurisdiction; Venue. All questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Exhibits and Schedules hereto shall be governed by and construed in accordance with the internal laws of the State of Arizona, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdictions other than the State of Arizona. Each party hereto submits to the exclusive jurisdiction of any court of competent jurisdiction in the State of Arizona and agrees to venue therein.
     6.11 Implied References to Parent. Whenever in this Agreement the phrase “Buyer shall”, or words of like import, are used, the same shall be construed as if the language actually read “Buyer shall, and Parent shall cause Buyer to,”; the intent being to make Parent jointly and severally liable for the representations, warranties, agreements, covenants and other obligations of Buyer. Whenever in this Agreement the phrase “Seller shall”, or words of like import, are used, the same shall be construed as if the language actually read “Seller shall, and Arndt shall cause Seller to,”; the intent being to make Arndt jointly and severally liable for the representations, warranties, agreements, covenants and other obligations of Seller. Whenever in this Agreement the phrase “the Company shall”, or words of like import are used, with respect to an agreement, covenant or other obligation of the Company to be paid, performed, complied with or observed on or subsequent to the Closing Date, the same shall be construed as if the language actually read “Buyer and Parent shall, jointly and severally, cause the Company to”; the intent being to make each of Buyer, Parent and the Company jointly and severally liable for the payment, performance, compliance or observance of such agreements, covenants or other obligations.
     6.12 Schedules. Disclosure in any particular Schedule of any agreement, claim, matter, thing, event, occurrence or anything else whatsoever shall constitute disclosure with respect to all representations and warranties affected thereby, whether or not said Schedule particularly identifies, or purports to be limited to, a particular Section of Article 3 or Article 4, as applicable. For the avoidance of doubt, the disclosure in Schedule 1.2 of any agreement, claim, matter, thing, event, occurrence or anything else whatsoever shall constitute disclosure in all other Schedules to this Agreement (including the Schedules to Article 3 hereof), as well as disclosure with respect to all representations and warranties affected thereby.
     6.13 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER.

     6.14 Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state of Arizona, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.
*    *    *    *    *

     IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

SIMONS PETROLEUM, INC.,
a Texas corporation

By:	/s/ George Fastuca

Name:	George Fastuca

Title:	Treasurer

SPI PETROLEUM LLC, a Delaware limited liability company

By:	/s/ George Fastuca

Name:	George Fastuca

Title:	Treasurer

THE THOMAS F. ARNDT TRUST, UNDER TRUST AGREEMENT ORIGINALLY DATED AS OF JUNE 1, 2005

By:	/s/ Thomas F. Arndt

Thomas F. Arndt, not individually but solely as Trustee under The Thomas F. Arndt Trust Under Trust Agreement Originally Dated as of June 1, 2005

/s/ Thomas F. Arndt

THOMAS F. ARNDT, a single man dealing with his sole and separate property

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